Exhibit 1.1

This document is important and requires your immediate attention.  If you are in doubt as to how to respond to the unsolicited offer made by HudBay Minerals Inc., you should consult with your investment dealer, stockbroker, lawyer or other professional advisor.  Enquiries concerning the information in this document should be directed to Laurel Hill Advisory Group, the Information Agent retained by Augusta Resource Corporation, Toll-Free in North America at 1-877-452-7184, Banks and Brokers and collect calls outside North America at 416-304-0211 or via e-mail at assistance@laurelhill.com.

DIRECTORS’ CIRCULAR

RECOMMENDING

REJECTION

OF THE OFFER BY

HUDBAY MINERALS INC.

to purchase the outstanding Common Shares of

AUGUSTA RESOURCE CORPORATION

RECOMMENDATION TO SHAREHOLDERS

The Board of Directors UNANIMOUSLY recommends that Shareholders

REJECT the HudBay Offer and NOT TENDER their Common Shares.

There is no need for immediate action.  The Board of Directors recommends that Shareholders not take any action until closer to the Expiry Time of the HudBay Offer to ensure that they are able to consider all of the options available to them.

HUDBAY’S OFFER IS A LOW BALL BID

Directors, officers and Shareholders of Augusta holding over

33% of the Common Shares (on a fully-diluted basis) have advised

Augusta that they WILL NOT TENDER to the HudBay Offer.

It is a virtual certainty that, as structured, the HudBay Offer CANNOT SUCCEED.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

Shareholders in the United States should read the important notice on page v of this directors’ circular.

February 24, 2014

“The [HudBay] offer undervalues [Augusta]; we would REJECT it and wait for a higher bid or allow [Augusta] to build the Rosemont project.” CIBC World Markets, February 10, 2014

February 24, 2014

Dear Augusta Shareholders:

On February 9, 2014, HudBay Minerals Inc.  (“HudBay”) announced its intention to commence an unsolicited offer (the “HudBay Offer”) to purchase the outstanding common shares (the “Common Shares”) of Augusta Resource Corporation (“Augusta”) for 0.315 of a common share of HudBay for each Common Share.  By now, you likely have received materials from HudBay asking you to tender your Common Shares to this bid.

The HudBay Offer is grossly inadequate, highly opportunistic and does not come close to recognizing the full and fair value of Augusta and its Rosemont project.  The board of directors of Augusta (the “Board” or “Board of Directors”) recommends that you REJECT the HudBay Offer and NOT TENDER your Common Shares to the HudBay Offer.  In making this recommendation, the Board of Directors consulted with legal and financial advisors and carefully considered all aspects of the HudBay Offer.

The reasons for the Board’s recommendation are detailed in the attached Directors’ Circular.  As you will see, the Board considered many factors, including written opinions from Augusta’s financial advisors, Scotia Capital Inc.  (“Scotiabank”) and TD Securities Inc.  (“TD Securities”).  Both opinions state that, as of the date of their respective opinions and based upon and subject to the assumptions, limitations and qualifications stated therein, the consideration offered pursuant to the HudBay Offer is inadequate from a financial point of view to the shareholders of Augusta other than HudBay and its affiliates.  We strongly encourage you to read the Directors’ Circular carefully and in its entirety.

As described in more detail in the Directors’ Circular, the reasons for the Board of Directors’ unanimous rejection of the Offer include:

•                  The HudBay Offer fails to recognize the strategic value of Augusta’s Rosemont project.

(a)                                 Rosemont is a scarce, large scale, construction ready copper asset.

(b)                                 Rosemont is located in a safe, politically stable and highly desirable jurisdiction.

(c)                                  Rosemont is a low capital intensity, low cost project.

(d)                                 Rosemont offers expansion and exploration potential.

•                  The timing of the HudBay Offer is highly opportunistic given that permitting is nearing completion and construction at the Rosemont project is imminent.

(a)                                 Augusta has received seven of the eight major permits for the Rosemont project and the Board is confident that the last major permit, the Army Corps of Engineers’ Clean Water Act 404 permit, will be issued by the end of the second quarter of 2014.

(b)                                 The Board is confident that the Rosemont project will be fully financed, and that construction will commence, in mid-2014.

(c)                                  The Board believes that the HudBay Offer is timed to deprive Augusta’s shareholders of the full and fair value of Augusta’s Rosemont project.

•                 The value of the HudBay Offer is significantly below implied multiples of precedent base metal transactions.

•                 A combination of HudBay and Augusta would be dilutive to Augusta’s shareholders.  If the HudBay Offer is successful, Augusta’s shareholders (other than HudBay and its affiliates) will only hold approximately 18% of the HudBay Shares on a fully-diluted basis, but will have contributed approximately 26% of the combined company’s net asset value and approximately 41% of the combined company’s copper equivalent reserves and would account for approximately 32% of the combined company’s estimated total copper production by 2018.

•                  The market views the HudBay Offer as inadequate.

(a)                                 The value of the HudBay Offer as of February 21, 2014 represents a DISCOUNT of 22% to the closing price of the Common Shares on the Toronto Stock Exchange on that date.

(b)                                 The value of the HudBay Offer as of February 21, 2014 is at an approximate 36% DISCOUNT to analysts’ average target price for the Common Shares as at such date.

•                  Augusta’s shareholders are not being adequately compensated for the risks and uncertainties inherent in HudBay’s shares.

(a)                                HudBay’s shares carry substantial geopolitical risks due to the location of material HudBay assets in Peru.

(b)                                 HudBay’s development projects and core competencies introduce material additional risk.

•                  HudBay has a track record of underperformance.  Since current senior management of HudBay was appointed in June 2010, HudBay’s shares have experienced a return of -20%, while its peer group is up an average of 54% over the same period.

•                  Scotiabank and TD Securities have delivered written opinions to the Board of Directors that the consideration offered pursuant to the HudBay Offer is inadequate from a financial point of view to Augusta’s shareholders other than HudBay and its affiliates.

•                  Directors, officers and four other shareholders of Augusta holding over 33% of Augusta’s Common Shares (on a fully-diluted basis) have advised Augusta that they WILL NOT TENDER to the HudBay Offer.  Amongst its numerous conditions, the HudBay Offer contains a condition that not less than 66 2/3% of the Common Shares, calculated on a fully-diluted basis, be tendered to that offer and not withdrawn.  Given the determination of the directors, officers and these shareholders it is a virtual certainty that, as structured, the HudBay Offer CANNOT SUCCEED.

•                  The Board of Directors is aggressively pursuing value-maximizing alternatives to the HudBay Offer.

•                  The HudBay Offer is inherently coercive and is not a “Permitted Bid” under Augusta’s shareholder rights plan.

•                  The HudBay Offer is highly conditional.  The Board of Directors is concerned that tendering Common Shares to HudBay’s offer would, in effect, constitute the grant to HudBay of an option to acquire Common Shares at a price that is grossly inadequate and does not come close to recognizing the value and potential of the Rosemont project.

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

iii

It is glaringly obvious that HudBay needs Augusta more than Augusta needs HudBay.  We are confident that you will conclude, as we have, that the HudBay Offer is a LOW BALL BID that does not come close to providing full and fair value for the Common Shares.

One of the major attributes of the Rosemont project is its location in one of the most politically stable jurisdictions in the world, with easy access to infrastructure and a willing and mining savvy workforce.  That brings with it a very careful and time consuming approach to permitting.  Augusta has fully respected that permitting process.  After six years of careful effort, Augusta fully expects the remaining permits to be in hand by the end of June 2014.  Augusta is blessed with many loyal, long-standing shareholders who have waited patiently for the permitting process to be completed and understand fully the value gap that exists until the permits are in hand.

Unfortunately, HudBay has swooped in at the very last minute in an attempt to deprive Augusta’s shareholders of the value they have been waiting to unlock for many years.  That would be highly beneficial to HudBay, and equally detrimental to the interests of Augusta’s shareholders.  Our message to HudBay is very simple — pay our shareholders full and fair value or walk away from your low ball bid.

On behalf of the Board of Directors of Augusta, we thank you for your continued support.

Yours very truly,

“Richard W. Warke”

RICHARD W. WARKE
Executive Chairman and Director
Augusta Resource Corporation

“Gilmour Clausen”

GILMOUR CLAUSEN
President, Chief Executive Officer and Director
Augusta Resource Corporation

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

iv

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE HUDBAY OFFER	i
FORWARD-LOOKING INFORMATION	iii
GLOSSARY OF TERMS AND CERTAIN CALCULATIONS	iv
CURRENCY AND EXCHANGE RATES	iv
NOTICE REGARDING INFORMATION	iv
NOTE CONCERNING MINERAL RESOURCE AND TECHNICAL INFORMATION	iv
NOTICE TO SHAREHOLDERS IN THE UNITED STATES	v
SUMMARY	vi
DIRECTORS’ CIRCULAR	1
THE HUDBAY OFFER	1
DIRECTORS’ UNANIMOUS RECOMMENDATION	2
REASONS FOR REJECTION	2
CONCLUSION AND RECOMMENDATION	18
HOW TO WITHDRAW TENDERED SHARES	19
BACKGROUND TO THE OFFER	19
RESPONSE TO THE HUDBAY OFFER	21
FINANCIAL ADVISORS AND OPINIONS	22
PRIOR VALUATIONS	22
AUGUSTA RESOURCE CORPORATION	22
OWNERSHIP OF SECURITIES OF AUGUSTA	23
TRADING IN SECURITIES OF AUGUSTA	25
ISSUANCES OF SECURITIES OF AUGUSTA	27
INTENTION WITH RESPECT TO HUDBAY OFFER	31
ARRANGEMENTS BETWEEN AUGUSTA AND ITS DIRECTORS AND OFFICERS	31
OWNERSHIP OF SECURITIES OF HUDBAY	34
ARRANGEMENTS WITH HUDBAY	34
INTERESTS OF DIRECTORS AND OFFICERS IN MATERIAL TRANSACTIONS WITH HUDBAY	34
OTHER TRANSACTIONS	35
MATERIAL CHANGES IN THE AFFAIRS OF AUGUSTA	35
OTHER INFORMATION	35
LEGAL MATTERS	39
STATUTORY RIGHTS	39
APPROVAL OF DIRECTORS’ CIRCULAR	39
CONSENT OF SCOTIA CAPITAL INC.	40
CONSENT OF TD SECURITIES INC.	41
CONSENT OF DAVIES WARD PHILLIPS & VINEBERG LLP	42
CONSENT OF CRAVATH, SWAINE & MOORE LLP	43
CERTIFICATE	44
APPENDIX “A” OPINION OF SCOTIA CAPITAL INC.	A-1
APPENDIX “B” OPINION OF TD SECURITIES INC.	B-1
APPENDIX “C” GLOSSARY OF TERMS	C-1

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

QUESTIONS AND ANSWERS ABOUT THE HUDBAY OFFER

All capitalized terms used in this Q&A have the meanings ascribed to them in the Glossary or elsewhere in this Directors’ Circular.

Should I accept or reject the HudBay Offer?

The Board of Directors UNANIMOUSLY recommends that Shareholders REJECT the HudBay Offer and NOT TENDER their Common Shares.

A summary of the reasons for the unanimous recommendation of the Board of Directors is included on pages vi to xii of this Directors’ Circular under the Section entitled “Reasons for Rejection”.

Have other Shareholders indicated an intention to NOT tender to the HudBay Offer?

Yes.  Directors, officers and four other Shareholders of Augusta, including Ross J.  Beaty, holding over 33% of the Common Shares (on a fully-diluted basis) have advised Augusta, as of the date of this Directors’ Circular, that they WILL NOT TENDER to the HudBay Offer.  Amongst its numerous other conditions, the HudBay Offer contains a condition that not less than 66 2/3% of the Common Shares, calculated on a fully-diluted basis, be tendered to that offer and not withdrawn.  Given the determination of the directors, officers and these Shareholders it is a virtual certainty that, as structured, the HudBay Offer CANNOT SUCCEED.

How do I reject the HudBay Offer?

You do not need to do anything.  DO NOT TENDER your Common Shares to the HudBay Offer.  Do not complete any of the documents (Letter of Transmittal, Notice of Guaranteed Delivery, etc.) forwarded to you by or on behalf of HudBay.

Can I withdraw my Common Shares if I have already tendered?

Yes.  According to the HudBay Offer and Circular, among other circumstances, you can withdraw your Common Shares at any time before your Common Shares have been taken up by HudBay pursuant to the HudBay Offer, which cannot occur until the expiry of the HudBay Offer.

How do I withdraw my Common Shares?

We recommend you contact your broker or dealer, or contact Laurel Hill, the Information Agent retained by Augusta, at the number listed at the end of this Q&A for information on how to withdraw your Common Shares.

What is the Board of Directors doing in response to the HudBay Offer?

The Board of Directors is pursuing and evaluating alternative strategic transactions in order to identify other options that may be in the best interests of Augusta and its Shareholders and which may result in a transaction that is superior to the HudBay Offer.  If Shareholders tender their Common Shares to the HudBay Offer before the Board of Directors and its advisors have had an opportunity to fully explore all available strategic alternatives to the HudBay Offer, this may preclude the possibility of a superior alternative transaction emerging.

Do I have to decide now?

No.  You do not have to take any action at this time.  The HudBay Offer is scheduled to expire at 5:00 p.m.  (Toronto time) on March 19, 2014, and is subject to a number of conditions that have not yet been satisfied.  The Board of Directors recommends that Shareholders not take any action until closer to the expiry date to ensure that you are able to consider all of the options available to you.

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

If you have already tendered your Common Shares to the HudBay Offer and decide to withdraw those Common Shares, you must allow sufficient time to complete the withdrawal process prior to the expiry of the HudBay Offer.  For more information on how to withdraw your Common Shares, you should contact your broker or dealer, or contact Laurel Hill at the number set out below.

Who do I ask if I have more questions?

The Board of Directors recommends that you carefully read the information contained in this Directors’ Circular.  ANY QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT:

NORTH AMERICAN TOLL-FREE

1-877-452-7184

E-MAIL: assistance@laurelhill.com

Banks and Brokers

and collect calls outside North America please call 416-304-0211

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

FORWARD-LOOKING INFORMATION

This Directors’ Circular, including the discussion of the reasons for the unanimous recommendation of the Board of Directors that Shareholders reject the HudBay Offer and not tender their Common Shares, contains information that constitutes “forward-looking statements” under United States federal securities laws or “forward-looking information” under Canadian securities laws.  These statements and information relate to future events and Augusta’s future performance, business prospects or opportunities, including information concerning the HudBay Offer, which are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements and forward-looking information include, but are not limited to statements concerning Augusta’s plans at the Rosemont Project, including the timing for obtaining final permits, construction and estimated production, expectations surrounding future financings and refinancings, capital and operating cash flow estimates, changes in market conditions, changes or disruptions in the securities markets and market fluctuations in the prices for Augusta’s securities, the lack of any alternative transactions or the terms and conditions of any alternative transactions not being acceptable.

Forward-looking statements or information is frequently, but not always, characterized by words such as “will”, “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “budget”, “forecast”, “schedule”, “estimate” and similar expressions, or statements that certain events or conditions “may”, “should”, “could”, “might” or “will” occur.  The forward-looking statements or information contained in this Directors’ Circular is based on the reasonable expectations and beliefs of management as at the date of this Directors’ Circular and involves numerous assumptions, known and unknown risks and uncertainties, both general and specific to Augusta and the industry in which the Company operates.  Such assumptions, risks and uncertainties include, but are not limited to Augusta’s history of losses, requirements for additional capital, dilution, loss of material properties, interest rate increases, global economy, no history of production, speculative nature of exploration activities, periodic interruptions to exploration, development and mining activities, environmental hazards and liability, industrial accidents, failure of processing and mining equipment, labour disputes, supply problems, commodity price fluctuations, uncertainty of production and cost estimates, the interpretation of drill results and the estimation of mineral resources and reserves, legal and regulatory proceedings and community actions, title and tenure matters, regulatory restrictions, permitting and licensing, volatility of the market price of the Company’s common shares, insurance, competition, hedging activities, currency fluctuations, loss of key employees, as well as those factors disclosed in Augusta’s documents filed from time to time with the securities regulators in the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick and Newfoundland and Labrador.  Should one or more of these risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance or achievements of the Company, or industry results, may vary materially from those described in this Directors’ Circular.  For further details, reference is made to the risk factors discussed or referred to in Augusta’s annual and interim management’s discussion and analyses and Annual Information Form on file with the Canadian securities regulatory authorities and available under Augusta’s issuer profile on SEDAR at www.sedar.com.

Although Augusta has attempted to identify important factors that could cause actual actions, events, results, performance or achievements to differ materially from those described in the forward-looking statements or information contained in this Directors’ Circular, there may be other factors that cause actions, events, results, performance or achievements not to be as anticipated, estimated or intended.  There can be no assurance that forward-looking statements or information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements.  Such forward-looking statements and information are made or given as at the date of this Directors’ Circular and Augusta disclaims any intention or obligation to update or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, except as required under applicable securities law.  The reader is cautioned not to place undue reliance on forward- looking statements or information.

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

GLOSSARY OF TERMS AND CERTAIN CALCULATIONS

Certain terms used in this Directors’ Circular have the meanings set forth in Appendix “C” hereto, unless such terms are defined elsewhere in this Directors’ Circular.

Calculations of percentage amounts or amounts per Common Share set forth in this Directors’ Circular are based on 145,364,597 Common Shares outstanding on February 21, 2014.

CURRENCY AND EXCHANGE RATES

Unless otherwise indicated, all dollar amounts in this Directors’ Circular are in Canadian dollars and references to “Cdn.$”, “$” or “dollars” in this Directors’ Circular refer to Canadian dollars.  On February 21, 2014, the noon rate of exchange as reported by the Bank of Canada was Cdn.$1.00 = 0.8986 United States dollars.

NOTICE REGARDING INFORMATION

Augusta is a reporting issuer or equivalent in the Provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick and Newfoundland and Labrador and files its continuous disclosure documents and other documents with such provincial securities regulatory authorities.  Certain information in this Directors’ Circular has been taken from or is based on documents that are expressly referred to in this Directors’ Circular.  All summaries of, and references to, documents that are specified in this Directors’ Circular as having been filed, or that are contained in documents specified as having been filed, on SEDAR are qualified in their entirety by reference to the complete text of those documents as filed, or as contained in documents filed, under Augusta’s issuer profile on SEDAR at www.sedar.com.  Shareholders are urged to read carefully the full text of those documents, which may also be obtained on request without charge from Augusta at Suite 555, 999 Canada Place, Vancouver, British Columbia.

Information contained in this Directors’ Circular concerning HudBay and its affiliates and the HudBay Offer, including forward-looking statements or information, is based solely upon, and the Board of Directors has relied, without independent verification, exclusively upon information contained in the HudBay Offer and Circular or that is otherwise publicly available.  Neither Augusta nor any of its officers or directors assumes any responsibility for the accuracy or completeness of such information or for any failure by HudBay or its affiliates to disclose events or facts that may have occurred or may affect the significance or accuracy of any such information.

Augusta has quoted from publicly available analyst reports in this document.  These analysts have not consented to the inclusion of all or any portion of their reports in this document.  None of the firms employing such analyses were advisors to Augusta or HudBay in connection with the HudBay Offer as at the dates of such analysts’ reports.  Subsequent to such dates, Scotiabank and TD Securities were engaged as Financial Advisors to Augusta.  For more information on the engagement of the Financial Advisors see the Section of this circular entitled “Financial Advisors and Opinions”.

NOTE CONCERNING MINERAL RESOURCE AND TECHNICAL INFORMATION

Information in this Directors’ Circular and disclosure documents of Augusta that are filed with Canadian securities regulatory authorities concerning mineral properties have been prepared in accordance with the requirements of securities laws in effect in Canada, which differ from the requirements of United States securities laws.

Without limiting the foregoing, these documents use the terms “mineral reserve”, “mineral resource”, “measured mineral resource”, “indicated mineral resources” and “inferred mineral resource” and derivatives thereof.  Shareholders in the United States are advised that, while such terms are recognized and required by Canadian securities laws, the SEC does not recognize them.  Under United States standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

legally produced or extracted at the time the reserve determination is made.  Investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves.  Further, inferred resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically.  It cannot be assumed that all or any part of the inferred resources will ever be upgraded to a higher resource category.  Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases.  Therefore, investors are also cautioned not to assume that all or any part of the inferred resources exist, or that they can be mined legally or economically.  Disclosure of contained ounces is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report resources as in place tonnage and grade without reference to unit measures.  Accordingly, information concerning descriptions of mineralization and resources contained in these documents may not be comparable to information made public by United States companies subject to the reporting and disclosure requirements of the SEC.

National Instrument 43-101 — Standards of Disclosure for Mineral Projects (“NI 43-101”) is a rule developed by the Canadian Securities Administrators, which has established standards for public disclosure an issuer makes of scientific and technical information concerning mineral projects.  Unless otherwise indicated, all resource and technical information of Augusta contained in this Directors’ Circular or contained in documents referenced in this Directors’ Circular have been prepared in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum Classification System.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

This Directors’ Circular has been prepared by Augusta in accordance with disclosure requirements under applicable Canadian law.  Non-resident Shareholders should be aware that these requirements may be different from those of the United States or other jurisdictions.  Financial statements, if any, included in or described herein have been prepared in accordance with foreign generally accepted accounting principles and thus may not be comparable to financial statements of United States companies.  The enforcement by Shareholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that Augusta is a corporation existing under the laws of Canada and that a majority of its officers and directors are not residents of the United States.  Shareholders in the United States may not be able to sue Augusta or its officers or directors in a foreign court for violation of United States securities laws.  It may be difficult to compel such parties to subject themselves to the jurisdiction of a court in the United States or to enforce judgment obtained from a court of the United States.

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

v

SUMMARY

The information set out below is intended as a summary only and is qualified in its entirety by the more detailed information appearing elsewhere in this Directors’ Circular.  This Directors’ Circular should be read carefully and in its entirety by Shareholders as it provides important information regarding Augusta, HudBay and the HudBay Offer.  All capitalized terms in this summary have the meanings ascribed to such terms in the Glossary or elsewhere in this Directors’ Circular.

Directors’ Recommendation

The Board of Directors UNANIMOUSLY recommends that Shareholders

REJECT the HudBay Offer and NOT TENDER their Common Shares.

Any Shareholder who has tendered its Common Shares to the HudBay Offer should WITHDRAW those Common Shares.

The HudBay Offer

HudBay has made an unsolicited Offer to purchase all of the outstanding Common Shares of Augusta, other than any Common Shares held directly or indirectly by HudBay and its affiliates, for consideration of 0.315 of a HudBay Share per Common Share.

Based on the closing price of the HudBay Shares on the TSX on February 21, 2014, the last trading day before the Directors’ Circular, the value of the HudBay Offer is $2.80 per Common Share.  That represents a DISCOUNT of 22% to the closing price of the Common Shares on the TSX on that date.

As the HudBay Offer is open for acceptance until 5:00 p.m.  (Toronto time) on March 19, 2014, there is no need for Shareholders to take any action with respect to the HudBay Offer at this time.  Shareholders who have tendered their Common Shares to the HudBay Offer and wish to obtain advice or assistance in withdrawing their Common Shares are urged to contact their broker or dealer, or Laurel Hill, the Information Agent retained by Augusta, at the telephone number on the back page of this Directors’ Circular.

Directors, officers and four other Shareholders of Augusta, including Ross J.  Beaty, holding over 33% of the Common Shares (on a fully-diluted basis) have advised Augusta, as of the date of this Directors’ Circular, that they WILL NOT TENDER to the HudBay Offer.  Amongst its numerous other conditions, the HudBay Offer contains a condition that not less than 66 2/3% of the Common Shares, calculated on a fully-diluted basis, be tendered to that offer and not withdrawn.  Given the determination of the directors, officers and these Shareholders it is a virtual certainty that, as structured, the HudBay Offer CANNOT SUCCEED.

Reasons for Rejection

The Board of Directors has carefully reviewed and evaluated the HudBay Offer and has unanimously concluded that the HudBay Offer is grossly inadequate, highly opportunistic and does not come close the recognizing the full and fair value of Augusta and its Rosemont Project.  In making its recommendation, the Board of Directors consulted with its legal and financial advisors and carefully considered all aspects of the HudBay Offer.

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

The principal factors considered by the Board of Directors in recommending that Shareholders REJECT the HudBay Offer and NOT TENDER their Common Shares are as follows:

1.                                      The HudBay Offer fails to recognize the strategic value of Augusta’s Rosemont Project.

The Rosemont Project is considered to be one of the most attractive mining projects in the world, due to its low operating costs, large reserve and resource base, and its ideal location in an established mining district and proximity to major markets for its high-quality copper concentrate production.  Rosemont is located in Arizona, a safe, politically stable, highly desirable jurisdiction, with a long mining history and stable mining laws and regulatory regime.  With Rosemont being only 50 kilometres southeast of Tucson, Augusta also benefits from local access to a willing, skilled and experienced labour force as well as established local infrastructure including roadways, rail lines, power facilities and water.

Rosemont is a scarce, large scale, construction ready copper asset

Worldwide, there are over 100 copper development projects with reserves.  However, only 22 of these development projects are considered to be large scale with a reserve base of at least five billion pounds of copper.  Of these 22 large scale projects, Rosemont is one of only three not majority owned by a producer or government entity.  Augusta’s Board firmly believes that the Rosemont Project is the most attractive, construction ready independent copper development opportunity in the world.

Over its 21-year mine life, the Rosemont Project is expected to have average annual copper production of 243 million pounds per year, making it the third largest copper mine in the United States and accounting for approximately 10% of total U.S.  copper production.

Rosemont is a low capital intensity, low cost project

The scale of the Rosemont Project is complemented by its low capital intensity.  When compared to other greenfield copper projects, Rosemont is significantly below the average cost based on capital expenditures per copper equivalent pound produced per year.  Rosemont will also be a low cost producer, and is expected to rank in the lowest quartile of the global copper cash cost curve.

Rosemont offers expansion potential

The existing mine plan is premised on only proven and probable reserves of approximately 5.9 billion pounds of copper.  However, estimated additional mineral resources presently total about 1.9 billion pounds of copper and an additional 1.1 billion pounds of inferred copper resources.  Augusta’s management believes that, if upgraded, these additional measured and indicated resources and additional inferred resources could significantly increase annual production and mine life.

Rosemont offers exploration potential

The Rosemont Project is located within an approximate 20,100 acre area which is subject to patented and unpatented claims covering approximately 18,000 acres and fee lands of approximately 1,800 acres.  Augusta has completed a three-phase geophysical survey exploration program which has identified multiple IP anomalies in close proximity to the Rosemont pit which are worthy of additional exploration.

2.                                      The timing of the HudBay Offer is highly opportunistic given permitting is nearing completion and construction at the Rosemont Project is imminent.

The Board of Directors believes that the HudBay Offer is timed to deprive Shareholders of the full value of Augusta’s world-class Rosemont Project.  The receipt of all permits is generally a catalyst for an upward revaluation of a project as investors assign higher valuation multiples and lower discount rates to fully permitted assets relative to unpermitted projects.  Historically, there has been a significant discount applied by the public markets to the value of the Common Shares to account for permitting risk at the Rosemont Project.  However, Augusta believes that the Rosemont Project has been substantially de-risked and, after over six years of effort,

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If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

is on the verge of reaching key value creation milestones.  The HudBay Offer validates this view and comes at a tipping point for Augusta in the mining development cycle — just before a period of expected considerable value enhancement.

Major Permitting Nearing Completion

Augusta has received seven of the eight major permits for the Rosemont Project and the Board of Directors is confident that, based on the steps currently being taken by U.S.  federal and state regulatory agencies, the last major permit, the Army Corps of Engineers’ Clean Water Act 404 permit, will be issued by the end of the second quarter of 2014.

The Board of Directors believes that the timing of the HudBay Offer is motivated by HudBay’s view that the permits will be issued, and when that occurs the value of the Common Shares will increase materially.  The HudBay Offer is a validation of Augusta’s permitting efforts and is a tacit acknowledgement by HudBay that this may be its last opportunity to acquire Augusta at a deeply discounted price.

Construction Ready

The Rosemont Project is construction ready.  Preliminary engineering is complete and detailed engineering currently ranges from 38% to 80% complete.  The remaining detailed engineering is advancing on pace to match the expected permitting timeline.

Financing on Track

Augusta’s financing plan is on track and the Board of Directors is confident that the Rosemont Project will be fully financed by mid-2014.  Rosemont Copper and its joint venture partners have entered into the Mandate Letter with a syndicate of 12 international financial institutions with respect to a limited recourse loan facility.  The senior secured debt that will be made available is expected to provide all of the debt required for the Rosemont Project.

3.                                      The value of the HudBay Offer is significantly below implied multiples of precedent base metal transactions.

The HudBay Offer represents a price to net asset value (P/NAV) multiple (based on research analyst consensus net asset value) of 0.5x.  This represents a significant discount as compared to average precedent P/NAV multiples of 0.8x for comparable base metal transactions.  In 2010, HudBay paid a P/NAV multiple of approximately 0.9x when it acquired Norsemont, owner of the Constancia project, and there are a number of precedents for earlier stage projects in higher risk jurisdictions in which higher multiples have been paid.

4.                                      A combination of HudBay and Augusta would be dilutive to Augusta’s Shareholders.

Augusta’s Shareholders currently have the benefit of having 100% exposure to Augusta’s interest in the Rosemont Project.  If the HudBay Offer is successful, Shareholders of Augusta (other than HudBay and its affiliates) will only hold approximately 18% of the HudBay Shares on a fully-diluted basis, significantly reducing their exposure to the Rosemont Project and increasing their exposure to HudBay’s existing assets.  In addition, Augusta’s Shareholders would disproportionately contribute to a combined Augusta/HudBay approximately 26% of the combined company’s net asset value and approximately 41% of the combined company’s copper equivalent reserves and would account for approximately 32% of the combined company’s estimated total copper production by 2018.

5.                                      The market views the HudBay Offer as inadequate.

Since the announcement of the HudBay Offer on February 9, 2014, the Common Shares have consistently traded substantially above the value of the HudBay Offer.  Between the date of announcement of the HudBay Offer and February 21, 2014, over 13 million Common Shares have traded on the TSX at prices as high as $3.64.  The value of the HudBay Offer as of February 21, 2014, the last trading day prior to the date of this

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Directors’ Circular, represents a DISCOUNT of 22% to the closing price of the Common Shares on the TSX on that date.

Analysts, including CIBC World Markets, Canaccord Genuity, National Bank Financial and Jennings Capital Inc., also support a higher value for Augusta and recommend that Shareholders reject the HudBay Offer.  Comparing the value of the HudBay Offer as of February 21, 2014 to analysts’ average target price for the Common Shares reveals that the Offer value is at an approximate 36% discount.

6.                                      Shareholders are not being adequately compensated for the risks and uncertainties inherent in the HudBay Shares.

HudBay Shares carry greater geopolitical risk

HudBay’s business carries greater geopolitical risk than Augusta’s business.  The Rosemont Project is located entirely in the State of Arizona, a geopolitically stable region, whereas 63% of HudBay’s copper equivalent reserves are located in Peru.  During the last several years, certain mining projects in Peru have been the target of political and community protests and other initiatives that have delayed and disrupted project development and operations.  By way of example, in late 2011, construction activities at the Conga project in northern Peru were suspended at the request of the central government following increasing protests by anti-mining activists led by the regional president.  To date there have been similar initiatives in respect of HudBay’s Constancia project, including an attempt to restrict access by workers, and there is the risk that more significant opposition may be mounted that may affect HudBay’s ability to develop and operate the Constancia project.

HudBay’s development projects and core competencies introduce material additional risk

HudBay has repeatedly underestimated capital costs on its Constancia project, undermining any claims on its part of being better positioned to advance the Rosemont Project.  Since acquiring the Constancia project in January 2011, HudBay’s expected capital costs for the project have increased by over 85% from $920 million to over $1.7 billion as of February 2014.

HudBay currently has three on-going mining projects that are in ramp-up or construction phases.  As a result, HudBay’s management has stated that it does not intend to advance the Rosemont Project on the timeline currently proposed by Augusta.  Delays in the advancement of the Rosemont Project could have a negative impact on shareholder value.  Any change to the development plan by HudBay would be disruptive, and would result in additional delays, all of which would result in increased costs and a deterioration of the value of the Rosemont Project.  HudBay’s core expertise lies in underground mining development, with limited experience in developing or operating open pit mines such as the one proposed at Rosemont.  Any claims that a significant benefit to Shareholders can be realized through HudBay’s experience or expertise is, in the view of the Board of Directors, not credible.

HudBay has also attempted to convince its shareholders that it will be able to realize more value for Rosemont than Augusta, as it intends to finance the development of Rosemont with internally generated funds.  This is the same claim that HudBay made when it acquired the Constancia project; however, since 2011, HudBay has relied on, and proposes to further rely on, external sources of financing to raise over US$2.0 billion through a combination of high yield debt, precious metal streams, equipment financing, common equity and a proposed offtake debt facility.

7.                                      HudBay has a track record of underperformance.

HudBay has consistently delivered negative returns for its shareholders.  Since the current senior management team was appointed in June 2010, the HudBay Shares have experienced a return of -20%, while its peer group is up an average of 54% over the same period.  Since the consideration under the HudBay Offer consists entirely of HudBay Shares, the Board of Directors is highly concerned about this underperformance.

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

8.                                      Scotiabank and TD Securities have provided written opinions to the Board of Directors that the consideration offered pursuant to the HudBay Offer is inadequate from a financial point of view to the Shareholders other than HudBay and its affiliates.

Scotiabank and TD Securities have each delivered a written opinion to the Board of Directors to the effect that, as of the date of their respective opinions and based upon and subject to the assumptions, limitations and qualifications set forth in their respective opinions, the consideration offered pursuant to the HudBay Offer is inadequate, from a financial point of view, to the Shareholders other than HudBay and its affiliates.  Copies of the opinions of Scotiabank and TD Securities are attached as Appendix “A” and Appendix “B” to this Directors’ Circular, respectively.  The opinions delivered by Scotiabank and TD Securities were provided for the information and assistance of the Board of Directors in connection with its consideration of the HudBay Offer.  The description of these opinions in this Directors’ Circular and the opinions themselves do not constitute a recommendation to Shareholders as to whether they should or should not tender their Common Shares to the HudBay Offer.  The Board of Directors recommends that you read the opinions delivered by Scotiabank and TD Securities carefully and in their entirety for a description of the procedures followed, matters considered, and limitations on the review undertaken.

9.                                      Directors, officers and Shareholders of Augusta holding over 33% of Augusta’s Common Shares (on a fully-diluted basis) have advised Augusta that they WILL NOT TENDER to the HudBay Offer.

Amongst its numerous other conditions, the HudBay Offer contains a condition that not less than 66 2/3% of the Common Shares, calculated on a fully-diluted basis, be tendered to that offer and not withdrawn.  Given the determination of the directors, officers and these Shareholders it is a virtual certainty that, as structured, the HudBay Offer CANNOT SUCCEED.

10.                               The Board of Directors is aggressively pursuing value-maximizing alternatives to the HudBay Offer.

The Board of Directors is pursuing and evaluating alternative strategic transactions in order to identify other options that may be in the best interests of Augusta and its Shareholders and which may result in a transaction that is superior to the HudBay Offer.  Augusta has been approached by, and its Financial Advisors have been approached by, and/or have initiated contact with, a number of third parties.  Discussions are ongoing and Augusta has established an electronic data room for purposes of providing confidential information to third parties who have entered into confidentiality agreements.

While it is impossible to predict whether any transactions will emerge from these efforts, the Board of Directors believes that Augusta and its assets are potentially very attractive to other parties in addition to HudBay.

11.                               The HudBay Offer is inherently coercive, and is not a Permitted Bid under Augusta’s Shareholder Rights Plan.

The Shareholder Rights Plan is intended to ensure that all Shareholders and the Board of Directors have adequate time to consider and evaluate any unsolicited take-over bid for the Common Shares, to provide the Board of Directors with adequate time to identify, solicit, develop and negotiate value-enhancing alternatives, as considered appropriate, to any unsolicited take-over bid and encourage the fair treatment of Shareholders in connection with any unsolicited take-over bid.

HudBay was able to make a Permitted Bid but chose not to do so.  The HudBay Offer is open for acceptance for only 36 days and Augusta requires a longer period of time to attract competing proposals from prospective buyers than that which is currently provided for in the HudBay Offer.

The HudBay Offer is also structured such that HudBay may acquire less than all of the Common Shares, which is inherently coercive because it forces Shareholders to decide whether to accept the HudBay Offer, sell into the market or reject the HudBay Offer and maintain their position without knowing whether and to what extent other Shareholders might accept the HudBay Offer.  Moreover, HudBay has expressly reserved the right in the

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If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

x

HudBay Offer and Circular not to acquire any Common Shares it does not own following a consummation of the HudBay Offer.  Accordingly, a Shareholder may feel compelled to tender its Common Shares to the HudBay Offer even if the Shareholder considers the Offer price to be inadequate, out of concern that if, in failing to do so, HudBay acquires less than 100% of Augusta, the Shareholder may be left holding a minority investment at a reduced price reflective of a minority discount in a company under the control of HudBay and reduced liquidity in the market for the Common Shares.

12.                               The HudBay Offer is highly conditional.

The HudBay Offer is highly conditional to the benefit of HudBay.  The Board of Directors is concerned that tendering Common Shares to the HudBay offer would, in effect, constitute the grant to HudBay of an option to acquire Common Shares at a price that is grossly inadequate and does not come close to recognizing the value and potential of the Rosemont Project.

More detailed reasons for the unanimous recommendation of the Board of Directors to reject the HudBay Offer are included on pages 2 to 18 of this Directors’ Circular under the section entitled “Reasons for Rejection”.

Right to Withdraw Common Shares

Shareholders may withdraw any Common Shares deposited pursuant to the HudBay Offer at any time in the following circumstances, unless otherwise permitted by applicable laws:

(a)                                 at any time before the Common Shares have been taken up by HudBay pursuant to the HudBay Offer;

(b)                                 if the Common Shares have not been paid for by HudBay within three business days after the Common Shares have been taken up; or

(c)                                  at any time before the expiration of ten days from the date upon which either: (i) a notice of change relating to a change which has occurred in the information contained in the HudBay Offer and Circular, a notice of change or a notice of variation, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the HudBay Offer (other than a change that is not within the control of HudBay or one of its affiliates unless it is a change in a material fact relating to the HudBay Shares), in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights to withdraw Common Shares deposited under the HudBay Offer; or (ii) a notice of variation concerning a variation in the terms of the HudBay Offer (other than a variation in the terms of the HudBay Offer consisting only of an increase in the consideration offered for the Common Shares where the Expiry Time is not extended for more than ten days), is mailed, delivered or otherwise properly communicated, and, in each case, only if such deposited Common Shares have not been taken-up by HudBay before the date of such notice of change or notice of variation.

We recommend that Shareholders contact their broker or dealer, or contact Laurel Hill, the Information Agent retained by Augusta, at the telephone number on the back page of this Directors’ Circular for information on how to withdraw Common Shares.

The HudBay Offer is open until 5:00 p.m.  (Toronto time) on March 19, 2014.  There is no need for Shareholders to take any action with respect to the HudBay Offer at this time.  Shareholders who, notwithstanding the Board of Directors’ recommendation to REJECT the HudBay Offer, decide to tender their Common Shares to the HudBay Offer, should only do so immediately prior to the Expiry Time in order to ensure that they are able to tender to any higher offers which may emerge after the date hereof.

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

To Reject the HudBay Offer, You Should Do Nothing.

If you have already tendered your Common Shares to the HudBay Offer and wish to withdraw your Common Shares, we recommend that you contact your broker or dealer, or contact Laurel Hill, North America Toll-Free at 1-877-452-7184, Banks and Brokers and collect calls outside North America at 416-304-0211 or via e-mail at assistance@laurelhill.com.

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

DIRECTORS’ CIRCULAR

This Directors’ Circular is issued by the Board of Directors of Augusta in connection with the unsolicited Offer by HudBay to purchase, for consideration of 0.315 of a HudBay Share per Common Share, all of the outstanding Common Shares of Augusta, other than any Common Shares held directly or indirectly by HudBay and its affiliates, including any Common Shares that may become outstanding after February 10, 2014 upon the exercise, exchange or conversion of any Options, Warrants, Convertible Notes or other Convertible Securities, together with the associated SRP Rights issued under the Shareholder Rights Plan, upon the terms and subject to the conditions of the HudBay Offer set forth in the HudBay Offer and Circular dated February 10, 2014.

THE HUDBAY OFFER

The consideration under the HudBay Offer consists of 0.315 of a HudBay Share for each Common Share of Augusta.  The HudBay Offer is subject to multiple conditions, including, among others: (i) there having been validly deposited under the HudBay Offer and not withdrawn such number of Common Shares that, together with the Common Shares held by HudBay and its affiliates, represent at least 66 2/3% of the Common Shares (calculated on a fully-diluted basis); (ii) the Shareholder Rights Plan having been waived, invalidated or cease-traded; (iii) receipt of all governmental or regulatory approvals required to complete the HudBay Offer, including any necessary or advisable competition or anti-trust approvals and the expiry of any applicable waiting periods; and (iv) the absence of any Material Adverse Change (as such term is defined in the HudBay Offer and Circular) in relation to Augusta.

The HudBay Offer is only for Common Shares (including the associated SRP Rights) and is not made for any Options, Warrants, Convertible Notes or other Convertible Securities.

The HudBay Offer includes a proposal to combine the businesses of HudBay and Augusta by way of a compulsory acquisition, should the conditions for such acquisition be satisfied.  If a compulsory acquisition transaction is unavailable or HudBay elects not to proceed in that manner, the HudBay Offer contemplates a subsequent acquisition transaction or another transaction to permit HudBay to acquire 100% of the outstanding Common Shares.

The Expiry Time of the HudBay Offer is stated to be 5:00 p.m. (Toronto time) on March 19, 2014, unless the HudBay Offer is withdrawn or extended.  Reference is made to the HudBay Offer and Circular for full details of the additional terms and conditions of the HudBay Offer.  There is no need for Shareholders to take any action with respect to the HudBay Offer at this time.  Shareholders who, notwithstanding the Board of Directors’ recommendation to REJECT the HudBay Offer, decide to tender their Common Shares to the HudBay Offer, should only do so immediately prior to the Expiry Time in order to ensure that they are able to tender to any higher offer which may emerge after the date hereof.

HudBay’s head office located at 25 York Street, Suite 800, Toronto, Ontario, Canada, M5J 2V5 (tel.  (416) 362-8181) and its registered office is located at 2200-201 Portage Avenue, Winnipeg, Manitoba, Canada, R3B 3L3.

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

DIRECTORS’ UNANIMOUS RECOMMENDATION

The Board of Directors unanimously believes that the HudBay Offer is grossly inadequate, highly opportunistic and does not come close to recognizing the full and fair value of Augusta and its Rosemont Project.

The Board of Directors UNANIMOUSLY recommends that Shareholders

REJECT the HudBay Offer and NOT TENDER their Common Shares.

Any Shareholder who has tendered its Common Shares to the HudBay Offer should WITHDRAW those Common Shares.

REASONS FOR REJECTION

In making its recommendation, the Board of Directors carefully considered a number of factors and identified the following as being the most relevant to its recommendation to Shareholders to REJECT the HudBay Offer and NOT TENDER their Common Shares.

1.                        The HudBay Offer fails to recognize the strategic value of Augusta’s Rosemont Project.

The Rosemont Project is considered to be one of the most attractive mining projects in the world, due to its low operating costs, large reserve and resource base, and its ideal location in an established mining district and proximity to major markets for its high-quality copper concentrate production.  Rosemont is located in Arizona, a safe, politically stable, highly desirable jurisdiction, with a long mining history and stable mining laws and regulatory regime,  that produces approximately 65% of the United States’ copper supply.  With the Rosemont Project being only 50 kilometres southeast of Tucson, Augusta also benefits from local access to a willing, skilled and experienced labour force as well as established local infrastructure including roadways, rail lines, power facilities and water.

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

Rosemont is a scarce, large scale construction ready copper asset

Worldwide, there are over 100 copper development projects with reserves.  However, only 22 of these development projects are considered to be large scale with a reserve base of at least five billion pounds of copper.  Of these 22 large scale projects, Rosemont is one of only three not majority owned by a producer or government entity.  Augusta’s Board firmly believes that the Rosemont Project is the most attractive, construction ready, independent copper development opportunity in the world.

Development Projects with Cu Reserves	Over 5 Billion lbs Contained Cu Reserves	Not Majority-Owned by a Producer

Source: Metals Economics Group

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

Over its 21-year mine life, the Rosemont Project is expected to have average annual copper production of 243 million pounds per year, making it the third largest copper mine in the United States and accounting for approximately 10% of total U.S. copper production.  The Rosemont Project will also produce significant amounts of molybdenum and silver to contribute to low net cash costs.

2012A U.S.  Copper Production By Mine (Mlbs)

Source: Public filings

Notes: All metrics relating to Rosemont are presented on a 100% basis.

(1)                   Production plan is based on the 2012 mineral reserve which is confined by a pit shell based on US$1.88/lb Cu. Based on Rosemont 2012 Feasibility Study.

(2)                   Does not include smelter throughput.

(3)                   Waste includes oxide material.  If oxide minerals are excluded from waste, the waste to ore ratio would be 1.7:1.

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If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

Rosemont is a low capital intensity, low cost project

The scale of the Rosemont Project is complemented by its low capital intensity.  When compared to other greenfield copper projects, Rosemont is significantly below the average cost based on capital expenditures per copper equivalent pound produced per year.

One of the Lowest Cost Mines Relative to Annual Production

Source: Rosemont calculated based on Rosemont 2012 Feasibility Study.  Other greenfield copper projects from Scotiabank GBM Research estimates February 10, 2014.

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

Rosemont will also be a low cost producer, and is expected to rank in the lowest quartile of the global copper cash cost curve.

Copper Industry C1 Cash Cost Curve (2018E)(1)

Source: Wood Mackenzie, Rosemont 2012 Feasibility Study

Note:

(1)                   Augusta plotted on copper C1 cash cost (2018E) based on Rosemont life of mine average cash costs net of by-products including giving effect to Augusta’s agreement to sell to Silver Wheaton 100% of the payable silver and gold to be produced by the Rosemont Project.

Rosemont offers production expansion potential

The Rosemont Project will deliver sulfide ore to the processing plant at an initial rate of 75,000 tons of ore per day (tpd) with plans to commence increasing production in year four of operations to 88,000 tpd by year seven and 90,000 tpd by year twelve.

The existing mine plan is premised on only proven and probable reserves of approximately 5.9 billion pounds of copper.  However, estimated additional mineral resources presently total about 1.9 billion pounds of copper and an additional 1.1 billion pounds of inferred copper resources.  Augusta’s management believes that, if upgraded, these additional measured and indicated resources and additional inferred resources could significantly increase annual production and mine life.

Rosemont offers exploration potential

The Rosemont Project is located within an approximate 20,100 acre area which is subject to patented and unpatented claims covering approximately 18,000 acres and fee lands of approximately 1,800 acres.  Augusta has completed a three-phase geophysical survey exploration program which has identified multiple IP anomalies in close proximity to the Rosemont pit which are worthy of additional exploration.

2.                                      The timing of the HudBay Offer is highly opportunistic given that permitting is nearing completion and construction at the Rosemont Project is imminent.

The Board of Directors believes that the HudBay Offer is timed to deprive Shareholders of the full and fair value of Augusta’s world-class Rosemont Project.  The receipt of all permits is generally a catalyst for an upward revaluation of a project as investors assign higher valuation multiples and lower discount rates to fully permitted assets relative to unpermitted projects.  Historically, there has been a significant discount applied by the public markets to the value

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If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

of the Common Shares to account for permitting risk at the Rosemont Project.  However, Rosemont’s permitting process is in the very last stage (see timeline below) and therefore Augusta believes that the Rosemont Project has been substantially de-risked and, after over six years of effort, is on the verge of reaching key value creation milestones.  The HudBay Offer validates this view and comes at a tipping point for Augusta in the mining development cycle — just before a period of expected considerable value enhancement.

Rosemont Permitting Timeline

Augusta is highly confident that it can successfully develop the Rosemont Project and deliver on this unique growth opportunity, providing significantly more value to Shareholders than the HudBay Offer.

Major Permitting Nearing Completion

In the culmination of a six year process, the U.S. Forest Service published the final Environmental Impact Statement (the “Final EIS”) for the Rosemont Project in November 2013.  Subsequently, the U.S. Forest Service published the draft Record of Decision (the “Draft ROD”) for the Rosemont Project in December 2013.  In determining to allow the Rosemont Project to proceed, Jim Upchurch, Forest Supervisor, Coronado National Forest, stated in the Draft ROD:

“My decision allows Rosemont Copper to develop its mineral resource while requiring a wide array of mitigation and monitoring steps that will minimize or avoid impacts on [National Forest Service] lands to the extent practicable.”

The publication of the Draft ROD triggered a 45-day objection period during which parties which had provided substantive comments during prior public comment periods were allowed to submit further comments.  This 45-day objection period has expired, and the U.S.  Forest Service is now engaged in a 45 to 75-day resolution period where any significant comments that were submitted during the 45-day objection period will be resolved.  Augusta expects that the resolution process will be completed, and the final Record of Decision will be issued, in the second quarter of 2014.

Augusta has received seven of the eight major permits for the Rosemont Project and the Board of Directors is confident that, based on the steps currently being taken by U.S. federal and state regulatory agencies, the last major permit, the Army Corps of Engineers’ (the “Army Corps”) Clean Water Act 404 permit, will be issued by the end of the second quarter of 2014.

Negotiations with the Army Corps are presently underway to finalize mitigation for the 404 permitting process.  To date, the Army Corps has completed its analysis of the impacts and has concurred with the U.S.  Forest Service

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regarding the alternatives selections.  After the Final EIS was released, Rosemont worked on finalizing mitigation and has provided the Army Corps with information regarding mitigation plans.  Review and comments on those plans by the Army Corps is expected to be completed early in the second quarter of 2014 with plan finalization and permit issuance later that same quarter.

Permitting Process

HudBay has stated that it has conducted extensive due diligence on the Rosemont Project, including with respect to permitting, and that it is confident that the Rosemont Project will receive all necessary permits.  In commenting on Augusta’s successes in permitting the Rosemont Project, David Garofalo, President and Chief Executive Officer of HudBay, stated on February 10, 2014:

“I just want to say that Augusta has actually done an exemplary job … So there’s really nothing that we would change in terms of Augusta’s approach on the permitting.”

The Board of Directors believes that the timing of the HudBay Offer is motivated by HudBay’s view that the permits will be issued, and when that occurs the value of the Common Shares will increase materially.  The HudBay Offer is a validation of Augusta’s permitting efforts and is a tacit acknowledgement by HudBay that this may be its last opportunity to acquire Augusta at a deeply discounted price.

Construction Ready

The Rosemont Project is construction ready.  Preliminary engineering is complete and detailed engineering currently ranges from 38% to 80% complete.  The remaining detailed engineering is advancing on pace to match the expected permitting time frame.  Detailed engineering will be completed to at least the 75% level for each individual construction contract prior to letting of the contract in order to minimize change orders and thus maintain the Rosemont Project’s budget and schedule.  Detailed project execution procedures have been developed and documented by Rosemont staff.  M3 Engineering, CDM Smith and ScheduleCorp LLC have been engaged to provide, respectively, engineering and procurement, construction management, and project management services.  Rosemont forecasts costs for such external services to total US$85 million, of which US$25 million has been expended to date.

Preparations for construction are well underway with US$97 million spent to date on mine and plant equipment, and this equipment has been delivered and is stored in Tucson.  Contracts for an additional US$252 million of long lead time equipment have been placed under contracts that generally contain fixed prices subject to limited escalation indices.  Many of these purchase orders were executed during 2008 and 2009 at an advantageous time for the Rosemont Project due to the effects of the global financial crisis on equipment manufacturers.

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

Financing on Track

Augusta’s financing plan is on track and the Board of Directors is confident that the Rosemont Project will be fully financed by mid-2014.

On February 11, 2010, Augusta announced it signed a definitive agreement with Silver Wheaton under which Augusta agreed to sell to Silver Wheaton silver and gold ounces equal to 100% of the payable silver and gold to be produced by the Rosemont Project.  Following satisfaction of certain conditions by Augusta, including completion of permitting and obtaining committed project financing, Silver Wheaton will make advance payments aggregating US$230 million, in 60 day instalments, in respect of approved project costs.

On September 16, 2010, Augusta’s wholly-owned subsidiary, Rosemont Copper, entered into an earn-in agreement with United Copper & Moly, a company formed by Korea Resources and LG International to hold its interest in the Rosemont joint venture.  Pursuant to such earn-in agreement, United Copper & Moly can acquire up to a 20% interest in the Rosemont joint venture by funding US$176 million of project expenditures.  To date United Copper & Moly has funded US$70 million of pre-construction costs to earn a 7.95% equity interest in the Rosemont Project. The remaining US$106 million of the total investment will be released on a pro-rata basis with Silver Wheaton’s US$230 million to fund construction.

On August 9, 2013, Rosemont Copper, together with its joint venture partners, Korea Resources and LG International, announced the signing of a project financing mandate letter (the “Mandate Letter”) with a syndicate of 12 international financial institutions (the “MLAs”).  The Mandate Letter sets out an exclusive arrangement with the MLAs describing the activities needed to arrange a limited recourse loan facility for the construction of the Rosemont Project (US$890 million excluding additional financing costs such as interest during construction, upfront fees and cost overrun facility).  The due diligence process that the MLAs have undertaken, which included a review of the Rosemont Project by an independent engineering firm, has been substantially completed.  The senior secured debt from the MLAs is expected to provide all of the debt required for the Rosemont Project.

The value of the Rosemont Project, its development strategy, and its potential have been validated by sophisticated industry participants and investors, after completion of extensive due diligence.  If the HudBay Offer is successful, Shareholders would be denied the opportunity to benefit fully from the Augusta’s development plans and the anticipated value enhancement associated with the reduction in project risk.

3.              The value of the HudBay Offer is significantly below implied multiples of precedent base metal transactions.

The HudBay Offer represents a price to net asset value (P/NAV) multiple (based on research analyst consensus net asset value) of 0.5x.  This represents a significant discount as compared to average precedent P/NAV multiples of 0.8x for comparable base metal transactions.  In 2010, HudBay paid a P/NAV multiple of approximately 0.9x when it acquired Norsemont, the owner of the Constancia project, and there are a number of precedents for earlier stage projects in higher risk jurisdictions in which higher multiples have been paid.

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

Precedent Transactions Support Significantly Higher Values

Source: Public filings, S&P Capital IQ, Street research

Note:

(1)         The Constancia project was wholly-owned by Norsemont.

4.              A combination of HudBay and Augusta would be dilutive to Augusta’s Shareholders.

Augusta’s Shareholders currently have the benefit of having 100% exposure to Augusta’s interest in the Rosemont Project, a world class asset that is expected to be one of the largest copper mines in the United States, accounting for approximately 10% of total U.S. copper production.  If the HudBay Offer is successful, Shareholders of Augusta (other than HudBay and its affiliates) will only hold approximately 18% of the HudBay Shares on a fully-diluted basis, thus significantly reducing their exposure to the Rosemont Project and increasing their exposure to HudBay’s existing assets.  Based on analyst estimates available as of February 21, 2014, it is expected that Augusta’s assets would disproportionately contribute to HudBay, when compared to the consideration that Augusta’s Shareholders would receive, if the HudBay Offer is successful and Augusta’s assets were integrated into HudBay as shown below:

Contribution Analysis(1)

Source: Public filings, Street research

Notes:

(1)         Excludes Common Shares held by HudBay.

(2)         Based on HudBay Offer and the closing price of Common Shares on the TSX on February 21, 2014.

(3)         Based on average Street estimates.

(4)         Reserves are calculated taking into account adjustments from applicable Silver Wheaton precious metal streams.

(5)         Based on average Street estimates for 2018E HudBay copper production and Augusta’s life of mine average copper production.

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

De-risking Rosemont will be a catalyst for an upward revaluation.  Augusta expects the Rosemont Project to be valued using lower discount rates and/or higher P/NAV multiples, either of which would significantly increase the Rosemont Project’s value.

Illustrative Discount Rate Impact on Street NAV Per Share

Source: Street research

5.              The market views the HudBay Offer as inadequate.

Since the announcement of the HudBay Offer on February 9, 2014, the Common Shares have consistently traded substantially above the implied value of the HudBay Offer.  Between the date of announcement of the HudBay Offer and February 21, 2014, over 13 million Common Shares have traded on the TSX at prices as high as $3.64.  The implied value of the HudBay Offer as of February 21, 2014, the last trading day prior to the date of this Directors’ Circular, represents a DISCOUNT of 22% to the closing price of the Common Shares on the TSX on that date.

Augusta Price vs. Implied HudBay Offer	Augusta Price vs. Implied HudBay Offer Over Time

Source: S&P Capital IQ

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

Analysts also support a higher value for Augusta and recommend that Shareholders reject the HudBay Offer:

“The [HudBay] offer undervalues [Augusta];  we would REJECT it and wait for a higher bid or allow [Augusta] to build the Rosemont project.”   CIBC World Markets, February 10, 2014

“We do not expect [Augusta’s] shareholders to accept the current bid from [HudBay].  Our NPV10 estimate at end-Q2/14 (by which time we expect the Rosemont project to be fully permitted and financed) is C$4.99.”  Canaccord Genuity, February 10, 2014

“[HudBay’s] bid implies a value of 0.5x our NAV8%.   This compares to precedent transaction[s] of 0.8-0.95x for permitted, but less strategic assets. [HudBay] has set its  bid to close on March 16, just weeks before the expected receipt of the CWA 404 permit.”  National Bank Financial, February 10, 2014

“We believe that shareholders who have been in Augusta for the long-term, and have held on throughout the lengthy stage of permitting the project,  would be giving up significant value by accepting this offer.”  Jennings Capital Inc., February 10, 2014

“…given near-term expected permitting de-risking, the project’s significant size, attractive operating cost and capital intensity profile, low political risk, and excellent  local  infrastructure,   Rosemont  remains  one  of  the  world’s  best undeveloped copper assets. We view the probability of a higher bid from [HudBay] and/or the emergence of a white knight as very high.” Scotia Capital Inc., February 10, 2014

“We believe that HudBay’s offer has little chance of success at its current valuation.  We  expect  that  it  would  take  a  significantly-enhanced  offer  to compel a friendly agreement and that there would be considerable interest from other potential acquirers.” TD Securities Inc. , February 10, 2014

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

Comparing the value of the HudBay Offer as of February 21, 2014 to analysts’ average target price for the Common Shares reveals that the Offer value is at an approximate 36% discount.

Average Analyst Target Price vs. HudBay Offer

Source: Bloomberg, S&P Capital IQ, Street research

The performance of the Common Shares since the HudBay Offer was announced and the response of analysts are strong indicators that the market believes that the HudBay Offer undervalues the Common Shares and strongly support the Board of Director’s conclusion that the value of the HudBay Offer is grossly inadequate.

6.              Shareholders are not being adequately compensated for the risks and uncertainties inherent in the HudBay Shares.

The Board of Directors believes that the true beneficiaries of the HudBay Offer will be the current HudBay shareholders at the expense of Augusta’s Shareholders.  Should HudBay be successful, Augusta’s Shareholders will be exposed to additional risks.

HudBay Shares carry greater geopolitical risk

HudBay’s business carries substantially greater geopolitical risk than Augusta’s business.  The Rosemont Project is located entirely in the State of Arizona, a geopolitically stable region which ranks in the top 33% of the best mining jurisdictions in the world as measured by the Fraser Institute’s Mineral Policy Potential Index published in the Fraser Institute’s Survey of Mining Companies 2012/2013.  In contrast, 63% of HudBay’s copper equivalent reserves are located in Peru, a country which ranks in the bottom 40% of the Fraser Institute’s Mineral Policy Potential Index.

Geopolitical risk in Peru is not an abstract issue.  During the last several years, certain mining projects in Peru have been the target of political and community protests and other initiatives that have delayed and disrupted project development and operations.   By way of example, in late 2011, construction activities at the Conga project in northern Peru were suspended at the request of the central government following increasing protests by anti-mining activists led by the regional president. To date there have been similar initiatives in respect of HudBay’s Constancia project, including an attempt to restrict access by workers, and there is the risk that more significant opposition may be mounted that may affect HudBay’s ability to develop and operate the Constancia project.

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

A combination of HudBay and Augusta will dilute Shareholders’ exposure to geopolitically stable regions.

Reserves Breakdown by Country(1)

Source: HudBay public filings

Note:

(1)                   Copper equivalents calculated based on US$3.00/lb Cu, US$1.00/lb Zn, US$0.95/lb Pb, US$1,269/oz Au, US$21.33/oz Ag and US$11.20/lb Mo (adjusted for HudBay and Augusta precious metal stream agreements).

HudBay’s development projects and core competencies introduce material additional risk

HudBay has repeatedly underestimated capital costs on its Constancia project, undermining any claims on its part of being in a better position to advance the Rosemont Project. Since acquiring the Constancia project in January 2011, HudBay’s expected capital costs for the project have increased  by over 85% from $920 million to over $1.7 billion as of February 2014.

“Our base case model assumes 20% capital inflation totaling $1.94B ...
for the Constancia project.”  RBC Capital Markets, February 10, 2014

Constancia Capital Cost Blowout

Source: HudBay and Norsemont public disclosure

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

HudBay currently has three on-going mining projects (Constancia, Lalor and Reed) that are in ramp-up or construction phases.  As a result, HudBay’s management has stated that it does not intend to advance the Rosemont Project on the timeline currently proposed by Augusta.  Delays in the advancement of the Rosemont Project could have a negative impact on shareholder value.  Any change to the development plan by HudBay would be disruptive, and would result in additional delays, all of which would result in increased costs and a deterioration of the value of the Rosemont Project.  HudBay’s core expertise lies in underground mining development, with limited experience in developing or operating open pit mines such as the one proposed at Rosemont.  Any claims that a significant benefit to Shareholders can be realized through HudBay’s experience or expertise is, in the view of the Board of Directors, not credible.

HudBay has also attempted to convince its shareholders that it will be able to realize more value for Rosemont than Augusta, as it intends to finance the development of Rosemont with internally generated funds.  This is the same claim that HudBay made when it acquired the Constancia project; however, since 2011, HudBay has relied on, and proposes to further rely on, external sources of financing to raise over US$2.0 billion through a combination of high yield debt, precious metal streams, equipment financing, common equity and a proposed offtake debt facility.

HudBay’s Plan for Constancia	HudBay’s Plan for Rosemont

“…And finally, we can fund our current near-term pipeline of projects, including Constancia, from existing cash flow and available liquidity.” –  (January 10, 2011) – David Garofalo, President and CEO of HudBay

•                  Silver Wheaton Stream (US$750M, August 2012)

•                  Bonds (US$500M, September 2012)

•                  Bonds (US$153M, June 2013)

•                  Caterpillar Financial Equipment Financing
(US$130M, June 2013)

•                  Silver Wheaton Stream (US$135M, November 2013)

•                  Bonds (US$100M, December 2013)

•                  Equity Financing (US$155M(1), January 2014)

•                  Proposed offtake debt facility (US$150M)

=                 TOTAL: US$2.1 Billion

“Hudbay is expected to have the capacity to internally fund the construction of Rosemont and realize the full value potential of the combined project pipeline.” – (February 10, 2014) – David Garofalo, President and CEO of HudBay

Source: Public filings, Bank of Canada

Note:

(1)         Based on January 30, 2014 exchange rate of 0.8952 USD/CAD.

As a result of these factors, the Board of Directors believes that HudBay’s track record presents unnecessary risk to the development of Rosemont.

7.              HudBay has a track record of underperformance

HudBay has consistently delivered negative returns for its shareholders.  For the periods set out below, HudBay has ranked the lowest on a total return basis in its peer group.  In particular, since the current senior management team was appointed in June 2010, the HudBay Shares have experienced a return of -20%, while its peer group is up an average of 54% over the same period.  Since the consideration under the HudBay Offer consists entirely of HudBay Shares, Augusta’s Board of Directors is highly concerned about this underperformance.

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

Total Return: Since Appointment of Current Senior Management Team (June 20, 2010)	Total Return: Last Twelve Months	Total Return: Last Three Years

Source: Bloomberg, based on total shareholder return.

8.              Scotiabank  and  TD  Securities  have  provided  written  opinions  to  the  Board  of  Directors  that  the consideration offered pursuant to the HudBay Offer is inadequate, from a financial point of view, to the Shareholders other than HudBay and its affiliates.

Scotiabank and TD Securities have each delivered a written opinion to the Board of Directors to the effect that, as of the date of their respective opinions and based upon and subject to the assumptions, limitations and qualifications set forth in their respective opinions, the consideration offered pursuant to the HudBay Offer is inadequate, from a financial point of view, to the Shareholders other than HudBay and its affiliates.  Copies of the opinions of Scotiabank and TD Securities are attached as Appendix “A” and Appendix “B” to this Directors’ Circular, respectively.  The opinions delivered by Scotiabank and TD Securities were provided for the information and assistance of the Board of Directors in connection with its consideration of the HudBay Offer.  The description of these opinions in this Directors’ Circular and the opinions themselves do not constitute a recommendation to Shareholders as to whether they should tender their Common Shares to the HudBay Offer.  The Board of Directors recommends that you read the opinions delivered by Scotiabank and TD Securities carefully and in their entirety for a description of the procedures followed, matters considered, and limitations on the review undertaken.

9.              Directors, officers and Shareholders of Augusta holding over 33% of Augusta’s Common Shares (on a fully-diluted basis) have advised Augusta that they WILL NOT TENDER to the HudBay Offer.

The directors and officers of Augusta, Ross J. Beaty and three other Shareholders, together with their associates and affiliates, hold or exercise control or direction over in excess of  33% of the Common Shares (on a fully-diluted basis) have indicated to Augusta, as of the date of this Directors’ Circular, their intention NOT to accept the HudBay Offer.

Amongst its numerous other conditions, the HudBay Offer contains a condition that not less than 66 2/3% of the Common Shares, calculated on a fully-diluted basis, be tendered to that offer and not withdrawn.  Given the determination of the directors, officers and these Shareholders it is a virtual certainty that, as structured, the HudBay Offer CANNOT SUCCEED.

10.       The Board of Directors is aggressively pursuing value-maximizing alternatives to the HudBay Offer.

The Board of Directors is pursuing and evaluating alternative strategic transactions in order to identify other options that may be in the best interests of Augusta and its Shareholders and which may result in a transaction that is superior to the HudBay Offer.  As described below in the section of this Directors’ Circular entitled “Background to

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

the Offer”, the Board of Directors has given management of Augusta and the Financial Advisors a broad mandate to, among other things, manage a process of exploring and considering alternative strategic transactions and to make recommendations to the Board of Directors in respect thereof.  Augusta has been approached by, and its Financial Advisors have been approached by, and/or have initiated contact with, a number of third parties.  Discussions are ongoing and Augusta has established an electronic data room for purposes of providing confidential information to third parties who have entered into confidentiality agreements.

While it is impossible to predict whether any transactions will emerge from these efforts, the Board of Directors believes that Augusta and its assets are potentially very attractive to other parties in addition to HudBay. Shareholders should understand that the HudBay Offer is open for acceptance until March 19, 2014 and remains subject to numerous conditions.  Tendering Common Shares to the HudBay Offer before the Board of Directors and its advisors have had an opportunity to fully explore available alternatives may preclude the possibility of a financially superior transaction emerging.

11.  The HudBay Offer is inherently coercive and is not a Permitted Bid under Augusta’s Shareholder Rights Plan.

Augusta’s Shareholder Rights Plan enables potential acquirors to make a Permitted Bid without the approval of the Board of Directors.  To be a Permitted Bid, a take-over bid must, among other things, be outstanding for at least 60 days and be accepted by Shareholders holding more than 50% of the outstanding Common Shares (other than the bidder, its associates, affiliates and persons acting jointly or in concert and certain other persons).  To the extent that more than 50% of Augusta’s Independent Shareholders tender to a Permitted Bid, the bidder is required to make a public announcement to this effect and extend the bid for a minimum of 10 business days.  See “Other Information - Shareholder Rights Plan and Issuance of Share Purchase Rights” below.

The Shareholder Rights Plan is intended to ensure that all Shareholders and the Board of Directors have adequate time to consider and evaluate any unsolicited take-over bid for the Common Shares, to provide the Board of Directors with adequate time to identify, solicit, develop and negotiate value-enhancing alternatives, as considered appropriate, to any unsolicited take-over bid and encourage the fair treatment of Shareholders in connection with any unsolicited take-over bid.  Among other things, the term of the Shareholder Rights Plan and the minimum 60- day period for a Permitted Bid provides the Shareholders and the Board of Directors with such time.  Under a Permitted Bid, it is more likely that Shareholders will have sufficient time to consider all appropriate alternatives and not feel compelled to accept a bid for fear that other Shareholders would tender and they would remain as minority shareholders in a corporation with a new controlling shareholder, and with significantly less liquidity and the absence of any take-over premium.

As HudBay has acknowledged, they were fully aware of the terms of the Shareholder Rights Plan.  HudBay was able to make a Permitted Bid but and chose not to do so. The HudBay Offer is open for acceptance for only 36 days and Augusta requires a longer period of time to attract competing proposals from prospective buyers than that which is currently provided for in the HudBay Offer.

The HudBay Offer is also structured such that HudBay may acquire less than all of the Common Shares, which is inherently coercive because it forces Shareholders to decide whether to accept the HudBay Offer, sell into the market or reject the HudBay Offer and maintain their position without knowing whether and to what extent other Shareholders might accept the HudBay Offer.  Moreover, HudBay has expressly reserved the right in the HudBay Offer and Circular not to acquire any Common Shares it does not own following a consummation of the HudBay Offer.  Accordingly, a Shareholder may feel compelled to tender its Common Shares to the HudBay Offer even if the Shareholder considers the Offer price to be inadequate, out of concern that if, in failing to do so, HudBay acquires less than 100% of Augusta, the Shareholder may be left holding a minority investment at a reduced price reflective of a minority discount in a company under the control of HudBay and reduced liquidity in the market for the Common Shares.

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

12.  The HudBay Offer is highly conditional.

The Board of Directors is concerned that the HudBay Offer is highly conditional, to the benefit of HudBay.  The HudBay Offer contains numerous conditions, some containing extensive sub-conditions, which must be satisfied or waived before HudBay is obligated to take up and pay for any Common Shares deposited under the HudBay Offer. Many of the conditions are not subject to a materiality threshold or other objective criteria but rather provide HudBay broad latitude to decline to proceed with the HudBay Offer.

Based on the foregoing, tendering Common Shares to the HudBay Offer would, in effect, constitute the grant to HudBay of an option to acquire Common Shares at a price that is grossly inadequate and does not come close to recognizing the value and potential of the Rosemont Project.

In addition, if HudBay does not complete the acquisition because one of the numerous discretionary conditions it has imposed is not fulfilled or waived, HudBay could adversely affect the public perception of Augusta or the Rosemont Project, both in Canada and the United States.  For this and other reasons it is the Board of Director’s view that the preferred transaction for Augusta and the Shareholders is a negotiated consensual transaction for full and fair value for all Common Shares and with a minimum risk of non-completion.

CONCLUSION AND RECOMMENDATION

For the reasons outlined above, the Board of Directors unanimously believes that the HudBay Offer is grossly inadequate, highly opportunistic and does not come close to recognizing the full and fair value of Augusta and its Rosemont Project.

The Board of Directors UNANIMOUSLY recommends that Shareholders

REJECT the HudBay Offer and NOT TENDER their Common Shares.

Any Shareholder who has tendered its Common Shares to the HudBay Offer should WITHDRAW those Common Shares.

The foregoing summary of the information and factors considered by the Board of Directors is not intended to be exhaustive of the information and factors considered by the Board of Directors in reaching its conclusions and recommending that Shareholders reject the HudBay Offer and withdraw any Common Shares tendered to the HudBay Offer, but includes the material information, factors and analysis considered by the Board of Directors in reaching its conclusion and recommendations.  The members of the Board of Directors evaluated various factors summarized above in light of their own knowledge of the business, financial condition and prospects of Augusta, and based upon the advice of its financial and legal advisors.  In view of the numerous factors considered in connection with its evaluation of the HudBay Offer, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching its conclusion and recommendation.  In addition, individual members of the Board of Directors may have given different weight to different factors.  The conclusion and unanimous recommendation of the Board of Directors was made after considering all of the information and factors involved.   Shareholders should consider the terms of the HudBay Offer carefully and come to their own decision as to whether to accept or reject the HudBay Offer.

Directors, officers and four other Shareholders of Augusta, including Ross J. Beaty, holding over 33% of the Common Shares (on a fully-diluted basis) have advised Augusta, as of the date of this Directors’ Circular, that they WILL NOT TENDER to the HudBay Offer.  Amongst its numerous other conditions, the HudBay Offer contains a condition that not less than 66 2/3% of the Common Shares, calculated on a fully-diluted basis, be tendered to that

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

offer and not withdrawn.   Given the determination of the directors, officers and these Shareholders it is a virtual certainty that, as structured, the HudBay Offer CANNOT SUCCEED.

HOW TO WITHDRAW TENDERED SHARES

To reject the HudBay Offer,  you should do nothing.   Shareholders who have already tendered their Common Shares to the HudBay Offer can withdraw them at any time before they have been taken up by HudBay pursuant to the HudBay Offer.  Shareholders holding their Common Shares through a brokerage firm or other nominee can contact their broker or nominee to withdraw the Common Shares on their behalf.  Shareholders who would like to withdraw their Common Shares may also contact Laurel Hill, the Information Agent retained by Augusta, North America Toll-Free at 1-877-452-7184, Banks and Brokers and collect calls outside North America at 416-304-0211 or via e-mail at assistance@laurelhill.com.

BACKGROUND TO THE OFFER

Consistent with the practice of most public companies, Augusta’s senior management team routinely meets both with its significant Shareholders, to maintain investor relations, and industry participants, to maintain a current awareness of industry developments and possible strategic opportunities.

On  March  1,  2010,  Augusta  and  HudBay  entered  into  a  mutual  confidentiality  agreement  and  the  parties commenced reciprocal due diligence in respect of one another.  The confidentiality agreement contained a mutual 12-month standstill provision.

In the summer of 2010, HudBay acquired 3,883,900 Common Shares through the facilities of the TSX with the consent of Augusta under the standstill provision in the confidentiality agreement.

On August 27, 2010, Augusta issued to HudBay 10,905,590 Common Shares and Warrants to acquire an additional 5,452,795 Common Shares at a price of $3.90 per Common Share for a period of 18 months in consideration for approximately $30 million.  Following this private placement, HudBay held approximately 11% of the issued and outstanding Common Shares, calculated on a non-diluted basis (approximately 13.6% calculated on a fully-diluted basis).

Discussions between Augusta and HudBay regarding a potential business combination transaction occurred in 2010; however, such discussions did not result in any agreement between the parties.

In early January 2012, David Garofalo, the President and Chief Executive Officer of HudBay, contacted Gil Clausen, the President and Chief Executive Officer of Augusta.  Consistent with Mr. Clausen’s investor relations practices, Mr. Clausen and Mr. Garofalo had a general discussion regarding the Rosemont Project, including the status of permitting activities.

In late February 2013, Ken Gillis, the Senior Vice President, Corporate Development of HudBay, contacted Mr. Clausen to discuss whether Augusta would be interested in pursuing a private placement transaction with HudBay. Mr. Clausen advised Mr. Gillis that Augusta was not interested in a private placement, but would be happy to meet to provide an update on Augusta the next time he was in Toronto.

On March 7, 2013, Mr. Clausen met with HudBay’s Vice President, Business and Technical Services and HudBay’s Director of Corporate Development and provided a routine investor update with respect to the Rosemont Project. Mr. Clausen received a routine update on HudBay’s Constancia project and was offered a site visit.

Between April 8 and April 11, 2013, Mr. Clausen attended the CESCO World Copper Conference in Santiago, Chile.  Prior to returning to Canada, Mr. Clausen travelled to Peru and, on April 12, 2013, was given a six-hour tour of HudBay’s Constancia project.  Mr. Clausen was joined on the tour by Rodney Pace, the Chief Operating Officer of Augusta.

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

On February 25, February 28, and April 16, 2013, HudBay acquired 1,216,300 Common Shares, 200,000 Common Shares and 1,400,000 Common Shares, respectively, through the facilities of the TSX, increasing its position to approximately 15.03% of the issued outstanding Common Shares, calculated on a non-diluted basis.

On April 19, 2013, the Board of Directors adopted the Shareholder Rights Plan, which includes a 15% triggering threshold, with the then existing holdings of Common Shares by HudBay being grandfathered but any additional acquisitions of Common Shares by HudBay being subject to the Shareholder Rights Plan.  The Board of Directors adopted the Shareholder Rights Plan with a 15% triggering threshold in order to give the Board of Directors a substantially greater opportunity to run a value maximizing auction process in the event that Augusta was put in play through a hostile take-over bid and to make it as difficult as possible for HudBay to use its existing common share position to thwart the ability of the Board to generate a transaction to deliver full and fair value to the other Shareholders of Augusta.

At a meeting of the Shareholders held on October 17, 2013, the Shareholder Rights Plan was ratified and approved by 82.18% of the votes cast by Shareholders, excluding the Common Shares voted by HudBay.  HudBay voted all of its Common Shares against the Shareholder Rights Plan.

On August 14, 2013, Augusta entered into a notes purchase agreement with two major shareholders, including Richard W. Warke, the Executive Chairman of Augusta, providing for Augusta to issue an aggregate of $10 million in unsecured notes convertible into Common Shares at a conversion price equal to a premium of 30% of the volume weighted average trading price of the Common Shares on the TSX for the five trading days ending the last business day prior to the closing date.

On August 20, 2013, G. Wesley Voorheis, the Chairman of HudBay, wrote to Mr. Warke and Christopher Jennings, the Independent Lead Director of Augusta, expressing criticism of Augusta’s corporate governance practices and the completion of the note purchase transaction without giving HudBay an opportunity to participate in that transaction, in a transparent effort to rebuke Augusta for placing the best interests of Augusta and its Shareholders ahead of the interests of HudBay.  On August 27, 2013, Mr. Warke wrote to Mr. Voorheis to affirm Augusta’s adherence to good corporate governance practices and Augusta’s commitment to protect and enhance value for all Shareholders.

On October 30, 2013, Mr. Clausen and Joseph M. Longpré, the Senior Vice President and Chief Financial Officer of Augusta, met with Mr. Garofalo, Mr. Gillis and Alan T.C. Hair, Senior Vice President and Chief Operating Officer of HudBay.  At the meeting, Messrs. Garofalo, Gillis and Hair and Messrs. Clausen and Longpré had a general discussion with respect to HudBay’s projects and Augusta’s projects, including with respect to the impact that the depletion  of  reserves  at  HudBay’s  existing  projects,  such  as  the  777  mine,  would  have  on  HudBay’s  future production and cashflow and the material benefits that could accrue to the shareholders of HudBay if it was able to acquire the Rosemont Project.   Mr. Clausen and Mr. Garofalo acknowledged that a combination of HudBay and Augusta could make sense, and Mr. Clausen indicated that for any transaction between HudBay and Augusta to proceed, it would have to be both consensual and at a price that delivered full and fair value to the Augusta Shareholders.  Mr. Garofalo agreed that it would be important for any such transaction to be completed on a consensual and mutual basis.  No transaction terms were discussed.

On December 6, 2013, Mr. Longpré sent an e-mail to Mr. Gillis following up from the meeting of October 30, 2013 with a draft confidentiality agreement (which included a 12-month standstill provision) and details of the permitting process for the Rosemont Project.   On December 12, 2013, Mr. Gillis contacted Mr. Longpré to indicate that HudBay had sufficient information in respect of Augusta and did not intend to proceed with signing a confidentiality agreement.

On February 9, 2014, Mr. Clausen received a voicemail from Mr. Garofalo informing Mr. Clausen that HudBay intended to commence the HudBay Offer.   Immediately prior to that time, HudBay issued its press release announcing its intention to commence the HudBay Offer.

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

On February 9, 2014, Augusta issued a press release announcing that the Board of Directors would meet in the upcoming days to discuss the press release issued by HudBay.

On February 11, 2014, HudBay formally commenced the HudBay Offer by advertisement.

RESPONSE TO THE HUDBAY OFFER

On February 11, 2014, Augusta received a request from HudBay for a copy of its registered Shareholders’ list. Following confirmation from Augusta’s legal counsel that the request was in proper form, Augusta caused the list to be made available to HudBay within the prescribed time period.

On February 12, 2014, the Board of Directors held a meeting at which it approved the engagement of Scotia Capital Inc. and TD Securities Inc., as its Financial Advisors, and Davies Ward Phillips & Vineberg LLP and Cravath, Swaine & Moore LLP, as its legal advisors, to assist in responding to the HudBay Offer.  A press release was issued by Augusta following such meeting announcing the appointment of its financial and legal advisors.

On February 20, 2014, the Board of Directors met with certain members of Augusta’s management team and its financial and legal advisors and undertook a thorough review of the HudBay Offer, including the terms and conditions set out in the HudBay Offer and Circular, and discussed and considered the circumstances and prospects of Augusta in light of the HudBay Offer.  At that meeting, the Board of Directors received advice from Davies with respect to its duties and responsibilities in the context of the HudBay Offer.  The Board of Directors also received reports from Scotiabank and TD Securities on, among other things, an analysis of the financial terms of the HudBay Offer and possible strategic alternatives that were under consideration at that time.

On February 21, 2014, Augusta engaged Laurel Hill as its Information Agent in respect of the HudBay Offer and Augusta’s response thereto.

On February 23, 2014, the Board of Directors met with certain members of Augusta’s management team and its financial and legal advisors to further discuss and review the HudBay Offer.  At that meeting, each of Scotiabank and TD Securities rendered an opinion to the Board of Directors, subsequently confirmed in writing (copies of which is attached as Appendix “A” and Appendix “B”, respectively), that, as of February 23, 2014, and based upon and subject to the assumptions, limitations and qualifications set forth in their respective opinions, the consideration offered pursuant to the HudBay Offer is inadequate, from a financial point of view, to the Shareholders other than HudBay and its affiliates.  For further details on the opinions delivered by the Financial Advisors, see the section of this Directors’ Circular below entitled “Financial Advisors and Opinions”.  After having received and considered the opinions provided by Scotiabank and TD Securities, having carefully reviewed and evaluated the HudBay Offer and its terms and conditions set out in the HudBay Offer and Circular, and having received additional advice from legal counsel and its Financial Advisors in this regard, based on such advice, review and evaluation, and for the reasons set out in the section of this Directors’ Circular entitled “Reasons for Rejection”, among others, the Board of Directors unanimously determined to recommend that Shareholders reject the HudBay Offer and not tender their Common Shares to the HudBay Offer.

The Board of Directors has also given Augusta’s management team and the Financial Advisors a broad mandate to, among other things, manage a process of exploring and considering alternative strategic transactions and to make recommendations to the Board of Directors on a regular basis in respect thereof.  Augusta and its Financial Advisors have been approached by, and/or have initiated contact with, a number of third parties.  These parties include those who had previously conducted site visits to the Rosemont Project and/or who have expressed an interest in considering a transaction.   Discussions are ongoing and Augusta has established an electronic data room for purposes of providing confidential information to third parties who have entered into confidentiality agreements. The Board of Directors’ efforts with respect to such strategic alternatives process are ongoing and, given the complexity of the situation, it is not yet possible to predict whether or when an alternative transaction that is superior to the HudBay Offer will emerge.

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

FINANCIAL ADVISORS AND OPINIONS

The Board of Directors has retained Scotiabank and TD Securities as its Financial Advisors effective as of February 12, 2014.  Pursuant to the engagement agreement entered into between Augusta and each of Scotiabank and TD Securities, Scotiabank and TD Securities agreed to provide various financial advisory services and advice to the Board of Directors in connection with the HudBay Offer and the response of the Board of Directors thereto, including evaluating strategic alternatives that may be in the best interests of Augusta and its Shareholders (collectively, the “Advisory Services”).

Scotiabank and TD Securities have each delivered a written opinion to the Board of Directors to the effect that, as of the date of their respective opinions and based upon and subject to the assumptions, limitations and qualifications set forth in their respective opinions, the consideration offered pursuant to the HudBay Offer is inadequate, from a financial point of view, to the Shareholders other than HudBay and its affiliates.

The full text of the opinion delivered by Scotiabank, including the assumptions made and the review undertaken in connection with its preparation, is attached as Appendix “A” to this Directors’ Circular.  The full text of the opinion delivered by TD Securities, including the assumptions made and the review undertaken in connection with its preparation, is attached as Appendix “B” to this Directors’ Circular.  All summaries and references to the opinions delivered by Scotiabank and TD Securities in this Directors’ Circular are qualified in their entirety by reference to the full text of such opinions.  You are urged to read these opinions carefully and in their entirety for a description of the procedures followed, matters considered and limitations on the review undertaken by each of Scotiabank and TD Securities.  Each of the opinions only addresses the adequacy of the consideration offered pursuant to the HudBay Offer to the Shareholders (other than HudBay and any of its affiliates) from a financial point of view.  The opinions delivered by Scotiabank and TD Securities were provided for the information and assistance of the Board of Directors in connection with its consideration of the HudBay Offer.  The description of these opinions in this Directors’ Circular and the opinions themselves do not constitute a recommendation to Shareholders as to whether or not they should tender their Common Shares to the HudBay Offer.  The opinions delivered by Scotiabank and TD Securities  were  one  of  several  factors  taken  into  consideration  by  the  Board  of  Directors  in  unanimously determining that the HudBay Offer is grossly inadequate, highly opportunistic and does not come close to recognizing the full and fair value of Augusta and the Rosemont Project, and recommending that Shareholders reject the HudBay Offer.

Pursuant to the terms of the engagement letters entered into with Scotiabank and TD Securities, Augusta has agreed to pay certain fees to each of Scotiabank and TD Securities, including fees if Augusta remains independent and fees if certain transactions are consummated in connection with the Advisory Services provided, a significant portion of such fees are contingent upon the consummation of certain transactions.  Augusta has also agreed to reimburse each of Scotiabank and TD Securities for reasonable expenses and indemnify each of Scotiabank and TD Securities against certain liabilities incurred by them in connection with the performance of the Advisory Services.

PRIOR VALUATIONS

To the knowledge of Augusta and its directors and senior officers, after reasonable inquiry, there have been no prior valuations (as defined in Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions) prepared in respect of Augusta within the 24 months preceding the date of the HudBay Offer.

AUGUSTA RESOURCE CORPORATION

Augusta  is  engaged  in  the  acquisition,  exploration  and  development  of  natural  mineral  resource  properties. Currently, Augusta’s only material property is the Rosemont Project located in Pima County, Arizona, which it acquired in 2005 subject to a 3% Net Smelter Return.  The Rosemont Project is currently in the final stages of permitting, with final permits expected to be issued in the second quarter of 2014 and construction scheduled to start in the second half of 2014.  The Rosemont Project is expected to be one of the largest copper mines in the United States, accounting for approximately 10% of total U.S. copper production.

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

Augusta is a corporation existing under the Canada Business Corporations Act.   Augusta’s registered office is located at Suite 2900, Five Bentall Centre, 550 Burrard Street, Vancouver, British Columbia and its head office is located at Suite 555, 999 Canada Place, Vancouver, British Columbia.  Augusta’s telephone number is (604) 687- 1717.  Augusta and its subsidiaries also have offices located in Glendale, Colorado and Tucson, Arizona.

Augusta is a public company and its Common Shares trade in Canada on the TSX and in the United States on the NYSE MKT LLC under the symbol “AZC”.  The Common Shares also trade on the Frankfurt Stock Exchange under the symbol “A5R”.

OWNERSHIP OF SECURITIES OF AUGUSTA

The authorized share capital of Augusta consists of an unlimited number of Common Shares.  As at February 21, 2014, the following securities of Augusta were issued and outstanding:

•    145,364,597 Common Shares, which includes 430,001 issued and outstanding Restricted Shares;

•    5,969,834 Options;

•    296,668 RSUs;

•    5,091,700 Warrants; and

•    $10,000,000 aggregate principal amount of Convertible Notes.

On February 21, 2014, the last trading day prior to the date of this Directors’ Circular, the closing price of the Common Shares on the TSX was $3.58.  To the knowledge of the directors and officers of Augusta after reasonable inquiry, no person beneficially owns, or exercises control or direction over, directly or indirectly, more than 10% of the outstanding Common Shares, except:

Name of Shareholder	Number of Common Shares	Percentage of Common Shares(1)

HudBay Minerals Inc.	23,058,585	15.86%

1832 Asset Management L.P.(2)	15,522,500	10.68%

Notes:

(1)                                 Based on 145,364,597 issued and outstanding Common Shares as of February 21, 2014.

(2)                                 1832 Asset Management L.P. (formerly GCIC Ltd.) is a limited partnership, the general partner of which is wholly-owned subsidiary of The Bank of Nova Scotia, an affiliate of Scotiabank, one of Augusta’s Financial Advisors, and is a manager of mutual funds and investment solutions for private clients, institutional clients and managed asset programs.

Ross J. Beaty currently holds 1,235,000 Common Shares and indirectly has direction and control over an additional 12,200,500 Common Shares held through Kestrel Holding Ltd., which represent an aggregate of approximately 9.24% of the outstanding Common Shares as at February 21, 2014, calculated on a non-diluted basis.  In addition, Kestrel Holding Ltd. holds $5,000,000 aggregate principal amount of Convertible Notes, which may be converted to acquire an additional 1,849,760 Common Shares.   If all such Convertible Notes were converted, Mr. Beaty would exercise ownership and control, directly and indirectly, over a total of 15,285,260 Common Shares, which would represent approximately 10.38% of the issued and outstanding Common Shares as at February 21, 2014, calculated on a partially-diluted basis.

The names of the directors and officers of Augusta, the positions held by them with Augusta and the number and percentage of Common Shares, Options, RSUs and Restricted Shares beneficially owned or over which control or direction is exercised, as of the date hereof, by each of them and, where known after reasonably inquiry, by their respective associates or affiliates, are as follows:

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

Name and Position	Number of Common Shares		Percentage of Outstanding Common Shares(1)	Number of Options	Percentage of Outstanding Options(2)	Number of RSUs	Percentage of Outstanding RSUs(3)	Number of Restricted Shares	Percentage of Outstanding Restricted Shares(4)
Richard W. Warke Executive Chairman and Director	10,747,481	(5)	7.39%	605,000	10.13%	105,000	35.39%	—	—
Gilmour Clausen President, Chief Executive Officer and Director	1,575,160	(6)	1.08%	860,000	14.41%	—	—	155,000	36.05%
Timothy C. Baker Director	123,774		0.09%	237,500	3.98%	30,000	10.11%	—	—
Lenard F. Boggio Director	—		—	100,000	1.68%	—	—	—	—
W. Durand (Randy) Eppler Director	251,667		0.17%	202,500	3.39%	—	—	30,000	6.98%
Christopher M.H. Jennings Lead Director	524,667		0.36%	202,500	3.39%	30,000	10.11%	—	—
Robert P. Pirooz Director	10,000		0.01%	150,000	2.51%	10,000	3.37%	—	—
Robert P. Wares Director	245,000		0.17%	152,500	2.55%	10,000	3.37%	—	—
Rodney O. Pace Executive VP & Chief Operating Officer	34,300		0.02%	375,000	6.28%	—	—	88,334	20.54%
Joseph M. Longpré Senior VP and CFO	35,000		0.02%	250,000	4.19%	38,334	12.92%	—	—
James A. Sturgess Senior VP Corporate Development and Government Affairs	93,767	(7)	0.07%	387,500	6.49%	—	—	71,667	16.67%
Katherine A. Arnold VP, Environmental & Regulatory Affairs	52,613		0.04%	125,000	2.09%	—	—	12,500	2.91%
Letitia Cornacchia (Wong) VP, Investor Relations and Corporate Communications	12,000		0.01%	160,000	2.68%	12,500	4.21%	—	—
Gordon Jang VP and Corporate Controller	105,000	(8)	0.07%	250,000	4.19%	27,500	9.27%	—	—
Charles J. Magolske VP, Corporate Development and Marketing	65,000	(9)	0.04%	205,000	3.43%	—	—	12,500	2.91%

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

Name and Position	Number of Common Shares	Percentage of Outstanding Common Shares(1)	Number of Options	Percentage of Outstanding Options(2)	Number of RSUs	Percentage of Outstanding RSUs(3)	Number of Restricted Shares	Percentage of Outstanding Restricted Shares(4)
Lance C. Newman VP, Project Development	93,334	0.06%	235,000	3.94%	—	—	27,500	6.40%
Purni Parikh VP, Corporate Secretary	372,666	0.26%	235,000	3.94%	33,334	11.24%	—	—
Mark G. Stevens VP, Exploration	82,963	0.06%	245,000	4.10%	—	—	27,500	6.40%
TOTAL	14,424,392	9.92%	4,977,500	83.38%	296,668	100%	425,001	98.84%

Notes:

(1)                                 Based on 145,364,597 issued and outstanding Common Shares as of February 21, 2014.

(2)                                 Based on 5,969,834 issued and outstanding Options as of February 21, 2014.

(3)                                 Based on 296,668 issued and outstanding RSUs as of February 21, 2014.

(4)                                 Based on 430,001 issued and outstanding Restricted Shares as of February 21, 2014.

(5)                                 Mr. Warke indirectly holds 27,800 Common Shares through Augusta Capital Corporation and 4,686,931 Common Shares through Augusta Investments Inc., each of which is a company that Mr. Warke has control or direction over. On October 23, 2013, Mr. Warke transferred 5,326,251 Common Shares to Carlotte Warke in accordance with the terms of a matrimonial agreement.  Mr. Warke, however, has maintained voting control over the Common Shares transferred to Ms. Warke pursuant to the terms of such matrimonial agreement. All of the aforementioned Common Shares are included.

(6)                                 Includes 112,500 Commons Shares registered in the name of Valerie Clausen.

(7)                                 Includes 36,700 Common Shares held in the IRA Account of Patti Sturgess.

(8)                                 Includes 25,000 Commons Shares registered in the name of Vanessa Jang.

(9)                                 Includes 1,000 Common Shares held by Charles Magolske in trust for each of Caroline Magolske, Elisabeth Magolske, Grace Magolske, Jacqueline Magolske and James Magolske.

In addition to the foregoing, Mr. Warke has direction and control over $5,000,000 aggregate principal amount of Convertible Notes held by Augusta Investments Inc., which may be converted to acquire an additional 1,849,760 Common Shares.

To the knowledge of the directors and officers of Augusta after reasonable inquiry, no associate or affiliate of Augusta, no insider of Augusta, any of such insider’s associates or affiliates or any person or company acting jointly or in concert with Augusta, beneficially owns, or exercises control or direction over, directly or indirectly, any securities of Augusta, except as otherwise disclosed in this Directors’ Circular.

TRADING IN SECURITIES OF AUGUSTA

During the six months preceding the date of this Directors’ Circular, none of Augusta, the directors or officers of Augusta or other insiders of Augusta nor, to the knowledge of the directors and officers of Augusta after reasonable enquiry, any of their respective associates or affiliates, or any person or company acting jointly or in concert with Augusta, has traded any securities of Augusta, except as follows:

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

			Number of	Price Per
			Common	Common
Name and Position	Nature of Trade	Date of Trade	Shares	Share
1832 Asset Management L.P.(1)	Acquisition in the public market(2)	August 30, 2013	1,336,100		$2.21	(4)
	Acquisition in the public market(3)	December 31, 2013	374,600		$1.51	(5)

Richard W. Warke	Private transfer(6)	October 23, 2013	(5,326,251)	N/A
Executive Chairman and Director	Acquisition in the public market	January 24, 2014	5,800		$1.71
	Acquisition in the public market	January 27, 2014	2,300		$1.79
	Acquisition in the public market	January 27, 2014	19,700		$1.80

Gilmour Clausen	Acquisition in the public market	November 22, 2013	5,000	US$	1.21
President, Chief Executive Officer and Director

Timothy C. Baker	Acquisition in the public market	November 22, 2013	16,393		$1.22
Director

W. Durand (Randy) Eppler	Acquisition in the public market	November 21, 2013	10,000		$1.25
Director	Acquisition in the public market	November 21, 2013	10,000		$1.20
	Acquisition in the public market	November 21, 2013	10,000		$1.15

Robert P. Wares	Acquisition in the public market	November 22, 2013	10,000		$1.27
Director	Acquisition in the public market	November 22, 2013	10,000		$1.26

Rodney O. Pace	Disposition in the public market	January 23, 2014	(16,500)	US$	1.54
Executive VP & Chief Operating Officer	Disposition in the public market	February 6, 2014	(3,169)	US$	1.81
	Disposition in the public market	February 7, 2014	(30,000)	US$	2.26

Joseph M. Longpré	Acquisition in the public market	November 21, 2013	3,334		$1.30
Senior VP and CFO

James A. Sturgess	Disposition in the public market	September 24, 2013	(6,666)		$2.05
Senior VP Corporate Development and Government Affairs	Disposition in the public market	January 15, 2014	(21,000)		$1.35
	Disposition in the public market	January 16, 2014	(13,000)		$1.37
	Disposition in the public market	January 22, 2014	(12,614)		$1.45
	Disposition in the public market	January 23, 2014	(5,831)	US$	1.45

Katherine A. Arnold	Acquisition by inheritance	November 21, 2013	766	N/A
VP, Environmental & Regulatory Affairs	Acquisition in the public market	November 22, 2013	1,636	US$	1.15

Gordon Jang	Acquisition in the public market	November 26, 2013	25,000		$1.12
VP and Corporate Controller

Charles J. Magolske	Acquisition in the public market	November 26, 2013	15,000	US$	1.07
VP, Corporate Development and Marketing

Lance C. Newman	Disposition in the public market	January 28, 2014	(25,000)		$1.73
VP, Project Development

Mark G. Stevens	Acquisition in the public market	December 4, 2013	14,029	US$	1.37
Vice President, Exploration

Notes:

(1)                   1832 Asset Management L.P. (formerly GCIC Ltd.) is a limited partnership, the general partner of which is wholly-owned subsidiary of The Bank of Nova Scotia, an affiliate of Scotiabank, one of Augusta’s Financial Advisors, and is a manager of mutual funds and investment solutions for private clients, institutional clients and managed asset programs.

(2)      Based on schedule 13G filings made with the SEC on January 10, 2013 and September 10, 2013.

(3)      Based on schedule 13G filings with the SEC on September 10, 2013 and January 13, 2014.

(4)      Base on the closing price of the Common Shares on the TSX on August 30, 2013.

(5)      Based on the closing price of the Common Shares on the TSX on December 31, 2013.

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

(6)                   Mr. Warke transferred 5,326,251 Common Shares to Carlotte Warke in accordance with the terms of a matrimonial agreement.  Mr. Warke, however, has maintained voting control over the Common Shares transferred to Ms. Warke pursuant to the terms of such matrimonial agreement.

ISSUANCES OF SECURITIES OF AUGUSTA

Except as disclosed in the four tables set out below, no Common Shares, Options, RSUs, Restricted Shares, Convertible Notes or any other Convertible Securities have been issued or granted to the directors, officers or other insiders of Augusta during the two years preceding the date of this Directors’ Circular.

Table 1 — Issuances of Common Shares

			Number of
			Common	Price
Name and Position	Nature of Issue	Date of Issue	Shares	($)(1)
Richard W. Warke	Exercise of Options	February 28, 2012	130,000	2.12
Executive Chairman and Director	Vesting of RSUs	January 30, 2013	10,000	2.35
	Vesting of RSUs	February 4, 2013	8,668	2.79
	Exercise of Options	January 27, 2014	130,000	0.68
	Vesting of RSUs	January 30, 2014	10,000	2.01

Gilmour Clausen	Exercise of Options	March 1, 2012	150,000	2.12
President, Chief Executive Officer and	Vesting of Restricted Shares	January 30, 2013	15,000	2.35
Director	Vesting of Restricted Shares	February 4, 2013	10,668	2.79
	Exercise of Options	October 23, 2013	160,000	0.68
	Vesting of Restricted Shares	January 30, 2014	15,000	2.01

Timothy C. Baker	Vesting of RSUs	March 26, 2013	10,000	2.62
Director	Exercise of Options	November 15, 2013	40,714	0.68

W. Durand (Randy) Eppler	Vesting of Restricted Shares	March 26, 2013	10,000	2.62
Director	Exercise of Options	January 24, 2014	65,000	0.68

Christopher M.H. Jennings	Exercise of Options	February 22, 2012	40,000	2.12
Lead Director	Vesting of RSUs	March 26, 2013	10,000	2.62
	Exercise of Options	January 24, 2014	65,000	0.68

Robert P. Pirooz	Vesting of RSUs	March 26, 2013	10,000	2.62
Director

Robert P. Wares	Exercise of Options	February 27, 2012	40,000	2.12
Director	Vesting of RSUs	March 26, 2013	10,000	2.62
	Exercise of Options	January 16, 2014	65,000	0.68

Rodney O. Pace	Vesting of Restricted Shares	March 29, 2012	5,000	2.79
Executive VP & Chief Operating Officer	Vesting of Restricted Shares	January 30, 2013	8,333	2.35
	Vesting of Restricted Shares	February 4, 2013	8,000	2.79
	Vesting of Restricted Shares	March 29, 2013	5,000	2.61
	Exercise of Options	January 16, 2014	44,903	0.68
	Vesting of Restricted Shares	January 30, 2014	8,333	2.01

Joseph M. Longpré	Vesting of RSUs	June 25, 2013	6,666	2.01
Senior VP and CFO

James A. Sturgess	Vesting of Restricted Shares	January 30, 2013	6,666	2.35
Senior VP Corporate Development and	Vesting of Restricted Shares	February 4, 2013	6,668	2.79
Government Affairs	Exercise of Options	January 6, 2014	26,056	0.68
	Exercise of Options	January 8, 2014	26,389	0.68
	Vesting of Restricted Shares	January 30, 2014	6,667	2.01

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

Name and Position	Nature of Issue	Date of Issue	Number of Common Shares	Price ($)(1)
Katherine A. Arnold	Vesting of Restricted Shares	January 30, 2013	2,500	2.35
VP, Environmental & Regulatory Affairs	Vesting of Restricted Shares	February 4, 2013	4,668	2.79
	Exercise of Options	January 13, 2014	34,741	0.68
	Vesting of Restricted Shares	January 30, 2014	2,500	2.01

Letitia Cornacchia (Wong)	Vesting of RSUs	January 30, 2013	2,500	2.35
VP, Investor Relations and Corporate Communications	Vesting of RSUs	January 30, 2014	2,500	2.01

Gordon Jang	Vesting of RSUs	January 30, 2013	2,500	2.35
VP and Corporate Controller	Vesting of RSUs	February 4, 2013	5,000	2.79
	Vesting of RSUs	January 30, 2014	2,500	2.01

Charles J. Magolske	Vesting of Restricted Shares	January 30, 2013	2,500	2.35
VP, Corporate Development and Marketing	Vesting of Restricted Shares	January 30, 2014	2,500	2.01

Lance C. Newman	Exercise of Options	February 21, 2012	75,000	2.12
VP, Project Development	Vesting of Restricted Shares	January 30, 2013	2,500	2.43
	Vesting of Restricted Shares	February 4, 2013	6,668	2.79
	Exercise of Options	January 16, 2014	50,000	0.68
	Exercise of Options	January 22, 2014	50,000	0.68
	Vesting of Restricted Shares	January 30, 2014	2,500	2.01

Purni Parikh	Exercise of Options	February 21, 2012	25,000	2.12
VP, Corporate Secretary	Exercise of Options	February 29, 2012	15,000	2.12
	Vesting of RSUs	January 30, 2013	3,333	2.35
	Vesting of RSUs	February 4, 2013	5,000	2.79
	Exercise of Options	January 14, 2014	75,000	0.68
	Vesting of RSUs	January 30, 2014	3,333	2.01

Mark G. Stevens	Vesting of Restricted Shares	January 30, 2013	2,500	2.35
VP, Exploration	Vesting of Restricted Shares	February 4, 2013	6,668	2.79
	Exercise of Options	January 8, 2014	50,000	0.68
	Vesting of Restricted Shares	January 30, 2014	2,500	2.01

Note:

(1)                   The prices set out in this column reflect: (i) the exercise price of Options when “Exercise of Options” appears in the “Nature of Issue” column; and (ii) the closing price of the Common Shares on the TSX on the business day prior to the vesting date of RSUs and Restricted Shares when “Vesting of RSUs” and “Vesting of Restricted Shares” appear in the “Nature of Issue” column, respectively.

Table 2 — Grant of Options

Name and Position	Date of Grant	Number of Options	Exercise Price ($)
Richard W. Warke Executive Chairman and Director	March 26, 2013	175,000	2.62
Gilmour Clausen President, Chief Executive Officer and Director	March 26, 2013	250,000	2.62
Timothy C. Baker Director	March 26, 2013	50,000	2.62

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

Name and Position	Date of Grant	Number of Options	Exercise Price ($)
Lenard F. Boggio Director	June 26, 2013	100,000	2.16

W. Durand (Randy) Eppler Director	March 26, 2013	50,000	2.62

Christopher M.H. Jennings Lead Director	March 26, 2013	50,000	2.62

Robert P. Pirooz	November 9, 2012	100,000	2.75
Director	March 26, 2013	50,000	2.62

Robert P. Wares Director	March 26, 2013	50,000	2.62

Rodney O. Pace Executive VP & Chief Operating Officer	March 26, 2013	150,000	2.62

Joseph M. Longpré	May 7, 2012	150,000	2.36
Senior VP and CFO	March 26, 2013	100,000	2.62

James A. Sturgess Senior VP Corporate Development and Government Affairs	March 26, 2013	100,000	2.62

Katherine A. Arnold VP, Environmental & Regulatory Affairs	March 26, 2013	50,000	2.62

Letitia Cornacchia (Wong) VP, Investor Relations and Corporate Communications	March 26, 2013	60,000	2.62

Gordon Jang VP and Corporate Controller	March 26, 2013	50,000	2.62

Charles J. Magolske VP, Corporate Development and Marketing	March 26, 2013	60,000	2.62

Lance C. Newman VP, Project Development	March 26, 2013	60,000	2.62

Purni Parikh VP, Corporate Secretary	March 26, 2013	60,000	2.62

Mark G. Stevens VP, Exploration	March 26, 2013	60,000	2.62

Table 3 — Grant of RSUs or Restricted Shares

			Number of RSUs or Restricted
Name and Position	Nature of Grant	Date of Grant	Shares	Price ($)(1)
Richard W. Warke	Grant of RSUs	March 26, 2013	35,000	2.62
Executive Chairman and Director

Gilmour Clausen	Grant of Restricted Shares	March 26, 2013	50,000	2.62
Director and Chief Executive Officer	Grant of Restricted Shares	February 5, 2014	90,000	2.01

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

			Number of RSUs or
			Restricted
Name and Position	Nature of Grant	Date of Grant	Shares	Price ($)(1)
Timothy C. Baker	Grant of RSUs	March 26, 2013	20,000	2.62
Director

W. Durand (Randy) Eppler	Grant of Restricted Shares	March 26, 2013	20,000	2.62
Director	Grant of Restricted Shares	February 5, 2014	20,000	2.01

Christopher M.H. Jennings	Grant of RSUs	March 26, 2013	20,000	2.62
Lead Director

Robert P. Pirooz	Grant of RSUs	March 26, 2013	20,000	2.62
Director

Robert P. Wares	Grant of RSUs	March 26, 2013	20,000	2.62
Director

Rodney O. Pace	Grant of Restricted Shares	March 26, 2013	30,000	2.62
Executive VP & Chief Operating Officer	Grant of Restricted Shares	February 5, 2014	50,000	2.01

Joseph M. Longpré	Grant of RSUs	May 7, 2012	40,000	2.36
Senior VP and CFO	Grant of RSUs	March 26, 2013	25,000	2.62

James A. Sturgess	Grant of Restricted Shares	March 26, 2013	25,000	2.62
Senior VP Corporate Development and Government Affairs	Grant of Restricted Shares	February 5, 2014	40,000	2.01

Katherine A. Arnold	Grant of Restricted Shares	March 26, 2013	10,000	2.62
VP, Environmental & Regulatory Affairs

Letitia Cornacchia (Wong)	Grant of RSUs	March 26, 2013	10,000	2.62
VP, Investor Relations

Gordon Jang	Grant of RSUs	March 26, 2013	10,000	2.62
VP and Corporate Controller

Charles J. Magolske	Grant of Restricted Shares	March 26, 2013	10,000	2.62
VP, Corporate Development and Marketing

Lance C. Newman	Grant of Restricted Shares	March 26, 2013	10,000	2.62
VP, Project Development	Grant of Restricted Shares	February 5, 2014	15,000	2.01

Purni Parikh	Grant of RSUs	March 26, 2013	10,000	2.62
VP, Corporate Secretary

Mark G. Stevens	Grant of Restricted Shares	March 26, 2013	10,000	2.62
VP, Exploration	Grant of Restricted Shares	February 5, 2014	15,000	2.01

Note:

(1)                   The prices set out in this column reflect the closing price of the Common Shares on the TSX on the business day prior to the grant date of RSUs and Restricted Shares when “Grant of RSUs” and “Grant of Restricted Shares” appear in the “Nature of Grant” column, respectively.

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

Table 4 — Issuance of Convertible Notes

			Principal Amount
Name and Position	Nature of Transaction	Date of Transaction	of Notes ($)
Richard W. Warke(1)	Private acquisition	September 4, 2013	1,000,000
Executive Chairman and Director	Private acquisition	September 19, 2013	750,000
	Private acquisition	October 4, 2013	1,000,000
	Private acquisition	October 25, 2013	2,250,000

Note:

(1)                                 Mr. Warke indirectly holds this $5,000,000 aggregate principal amount of Convertible Notes through Augusta Investments Inc., a company over which Mr. Warke has direction and control.  Such Convertible Notes may be converted to acquire 1,849,760 Common Shares.

INTENTION WITH RESPECT TO HUDBAY OFFER

Each of the directors and officers of Augusta has indicated that he or she intends to REJECT the HudBay Offer and NOT tender any of his or her Common Shares.  To the knowledge of the directors and officers of Augusta after reasonable enquiry, no associate or affiliate of Augusta, no insider of Augusta (other than HudBay) nor any of such insider’s associates or affiliates (other than HudBay and its affiliates), nor any person or company acting jointly or in concert with HudBay, has indicated that they have tendered or currently intend to tender any of their Common Shares to the HudBay Offer.

ARRANGEMENTS BETWEEN AUGUSTA AND ITS DIRECTORS AND OFFICERS

Except as set forth below, there are no agreements, commitments or understandings made or proposed to be made between Augusta and any of its directors, officers or affiliates, including any agreement, commitment or understanding pursuant to which any payment or other benefit is proposed to be made or given by way of compensation for loss of office or as to any such person remaining in or retiring from office if the HudBay Offer is successful.  In the case of each agreement, commitment or understanding discussed below in which the term “change of control” applies, the consummation of the HudBay Offer would constitute a change of control.

If the directors and officers of Augusta were to tender any Common Shares they own to the HudBay Offer, they would receive HudBay Shares in consideration on the same terms and conditions as other Shareholders.  As at February 21, 2014,  the directors and officers of Augusta owned,  or exercised direction and control over,  an aggregate of 14,424,392 Common Shares (excluding Common Shares underlying unexercised or unvested Convertible Securities).  If the directors and officers of Augusta were to tender all of their Common Shares to the HudBay Offer (which they have indicated that they do not intend to do as of the date of this Directors’ Circular) and such securities were accepted for purchase and taken up and paid for by HudBay, the directors and officers would receive an aggregate of 4,543,683 HudBay Shares.  For charts detailing the ownership of Common Shares and other securities of Augusta held by the directors and officers of the Company see the section of this Directors’ Circular entitled “Ownership of Securities of Augusta”.

Augusta has entered into employment agreements with certain of its officers that include change of control provisions, as described below.  Augusta also maintains the Stock Option Plan and the RSU/RS Plan for its directors, officers, employees and consultants.  The subsections that follow generally describe the material effects under the employment agreements, the Stock Option Plan and the RSU/RS Plan as they relate to payments and other benefits that would become due to the directors and officers of Augusta, as applicable, in the event the HudBay Offer is successful.

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

Employment Agreements

Augusta has entered into employment agreements with each of Gilmour Clausen, Richard Warke, Rodney Pace, Joseph Longpré, James Sturgess, Charles Magolske, Lance Newman, Mark Stevens, Gordon Jang, Purni Parikh, Letitia Cornacchia and Katherine Arnold.  Each employment agreement provides for a base salary (as may be adjusted annually by such amount as the Board of Directors may determine), the grant of Options, RSUs and/or Restricted Shares, vacation time and various standard benefits including life, disability, medical, dental and reimbursement of reasonable expenses.  The employment of each of Ms. Parikh and Ms. Cornacchia is shared between Augusta and certain other companies.  Under each employment agreement, the officer is eligible to receive a cash bonus equal to a percentage of his or her base salary (typically between 30% and 65%) in accordance with Augusta’s compensation plan, as approved by the Board of Directors.  The actual bonus paid and the Options, RSUs and/or Restricted Shares granted is subject to approval by the Board of Directors and is based on corporate, operation and individual performance.

Each employment agreement provides that if the officer’s employment with Augusta is terminated without cause or if the officer resigns for any reason, in each case within six months after a “change of control” of Augusta, Augusta will compensate the officer with a lump sum cash amount as follows:

•                  for Mr. Clausen, four times the base salary and the target bonus in effect immediately preceding such termination;

•                  for Mr. Warke, three times the base salary and the target bonus in effect immediately preceding such termination;

•                  for Mr.  Longpré,  two times the base salary and target bonus in effect immediately preceding such termination;

•                  for each of Messrs. Pace, Sturgess, Magolske, Newman, Stevens and Jang and Ms. Arnold, one and one- half times the base salary and the target bonus in effect immediately preceding such termination; and

•                  for each of Mmes. Parikh and Cornacchia, one and one half times the base salary and the target bonus in effect immediately preceding such termination, on a pro-rata basis depending on the amount of time each had spent between Augusta and other companies of which each Mmes. Parikh and Cornacchia are employees.

In addition, all non-vested Options, Restricted Shares and RSUs granted under the Stock Option Plan and the RSU/RS Plan to the officer will immediately and fully vest on the effective date of such termination and be redeemable or exercisable for 90 days thereafter.  The employment agreements each define a “change of control” to include the acquisition by any person or group of persons of sufficient Common Shares such that such person or group of persons holds, directly or indirectly, 50% or more of the Common Shares.

If the HudBay Offer is successful, and the officers named above either resign for any reason or are terminated without cause, in each case within six months of the successful completion of the HudBay Offer,

•      Mr. Clausen would be entitled to receive aggregate cash compensation of approximately US$2,342,735;

•      Mr. Warke would be entitled to receive aggregate cash compensation of approximately $1,391,000;

•      Mr. Longpré would be entitled to receive aggregate cash compensation of approximately $685,440;

•      Mr. Pace would be entitled to receive aggregate cash compensation of approximately US$553,095;

•      Mr. Sturgess would be entitled to receive aggregate cash compensation of approximately US$476,100;

•      Mr. Magolske would be entitled to receive aggregate cash compensation of approximately US$234,435;

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

•      Mr. Newman would be entitled to receive aggregate cash compensation of approximately US$397,800;

•      Mr. Stevens would be entitled to receive aggregate cash compensation of approximately US$327,190;

•      Mr. Jang would be entitled to receive aggregate cash compensation of approximately $364,000;

•      Ms. Arnold would be entitled to receive aggregate cash compensation of approximately US$337,135;

•      Ms. Parikh would be entitled to receive aggregate cash compensation of approximately $237,485; and

•      Ms. Cornacchia would be entitled to receive aggregate cash compensation of approximately $223,315.

These amounts are in addition to any other accrued but unpaid compensation payable to the employee in respect of the current or prior fiscal years of Augusta.

Stock Option Plan

The Stock Option Plan provides that the Board of Directors may from time to time grant Options to directors, officers, employees and consultants and other personnel of Augusta and its subsidiaries.  Each Option granted under the Stock Option Plan entitles the holder thereof (the “Optionee”) to purchase one Common Share at an exercise price determined by the Board of Directors at the date of grant, which exercise price may not be less than the Market Price (as such term is defined in the Stock Option Plan) of the Common Shares.  The aggregate number of Common Shares that may be issued upon the exercise of Options granted under the Stock Option Plan cannot at any time exceed 10% of the issued and outstanding Common Shares.

The Board of Directors has the authority to determine the vesting conditions applicable to the Options, if any, as well as certain other terms and conditions applicable to the Options.  In the event of a “change of control” the Stock Option Plan provides that all outstanding Options with an exercise price equal to or less than the Market Price on the day immediately prior to the announcement of the event giving rise to the change of control will become immediately exercisable and the Options are deemed to have been amended to permit the exercise thereof by the Optionee.  The Stock Option Plan further provides that Optionees holding Options with an exercise price greater than the Market Price on the day immediately prior to the announcement of the event giving rise to the change of control will be entitled to receive, in exchange for their surrender of their Options, either (i) the fair value of such Options, if any, determined in accordance with the Black Scholes Option Pricing Model, or (ii) options of the acquiring person exercisable for the kind and amount of shares or other securities or property of the acquiring person that such Optionees would have been entitled to receive it was the holder of the number of Common Shares to which such Optionee was entitled to upon exercise of Options.  The determination as to which form of consideration that Optionees holding out-of-the-money Options as described in the preceding sentence are entitled will be determined by the Board of Directors, in its sole discretion.  The Stock Option Plan defines a “change of control” as including the acquisition by any person of the power to exercise control over securities representing 20% or more of the votes exercisable by holders of then-outstanding securities generally entitled to vote for the election of directors of the Company.

As of February 21, 2014, the directors and officers of Augusta held, in aggregate, 4,977,500 Options, of which 2,038,839 were vested and exercisable as of that date and 2,938,661 were unvested and not exercisable as of that date.  The outstanding Options held by directors and officers of Augusta as of February 21, 2014 had exercise prices ranging from $0.97 to $4.45 and an aggregate weighted average exercise price of $3.38 per Common Share.

RSU/RS Plan

The RSU/RS Plan provides that the Board of Directors may from time to time grant RSUs and issue Restricted Shares to directors, officers, employees or consultants of the Company and its subsidiaries.  The market value of RSUs and Restricted Shares is the closing price of the Common Shares on the TSX on the day immediately preceding the relevant date.  The aggregate number of Common Shares that may be issued upon the redemption of RSUs granted under the RSU/RS Plan and the number of Restricted Shares subject to a restricted period issued under the RSU/RS Plan shall not at any time, when taken together with any Common Shares issuable under any

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

other security based compensation arrangement of Augusta, including the Stock Option Plan, exceed 10% of the outstanding Common Shares from time to time on a non-diluted basis.

RSUs granted and Restricted Shares issued under the RSU/RS Plan from time to time vest based upon the performance of the holder thereof toward the specified target milestones determined by the Board of Directors at the time of grant.  Notwithstanding the foregoing, RSUs or Restricted Shares will vest in accordance with the terms and conditions of any applicable employment or consulting agreement entered into between Augusta or any of its subsidiaries and a participant under the RSU/RS Plan.

Vested RSUs shall be redeemed on the last day of the performance period (as provided in the RSU/RS Plan), or such earlier date in the case of vested RSUs that are redeemable immediately upon the achievement of target milestones. The RSUs are redeemable in cash equal to the market value of vested RSUs, in Common Shares equal to the number of vested RSUs or in any combination of cash or Common Shares, at the sole discretion of the Board of Directors. Upon the vesting of Restricted Shares, such Restricted Shares become unrestricted and are no longer subject to the terms of the RSU/RS Plan.

Upon the occurrence of a “change in control” of Augusta, subject to TSX or any other required regulatory approvals, if a participant under the RSU/RS Plan’s employment is terminated by the Company for any reason (other than for cause) within six months following such change in control, then, notwithstanding the achievement or non- achievement of any specified target milestones, all of the RSUs or Restricted Shares held by such participant are deemed to have been vested on his or her Termination Date (as such term is defined in the RSU/RS Plan).  The RSU/RS Plan defines a “change in control” as including the acquisition by any person of the power to exercise control over securities representing 20% or more of the votes exercisable by holders of then-outstanding securities generally entitled to vote for the election of directors of the Company.

As of February 21, 2014, the directors and officers of Augusta held, in the aggregate, 296,668 RSUs and 425,001 Restricted Shares, which carry a total value of approximately $2.58 million, when priced using the closing price of the Common Shares on the TSX on February 21, 2014, which was $3.58.

OWNERSHIP OF SECURITIES OF HUDBAY

None of Augusta, the directors or officers of Augusta nor, to the knowledge of the directors and officers of Augusta after reasonable enquiry, any associate or affiliate of Augusta, insider of Augusta or any of such insider’s associates or affiliates, nor any person or company acting jointly or in concert with Augusta, beneficially owns, or exercises control or direction over, any securities of HudBay.

ARRANGEMENTS WITH HUDBAY

There are no agreements, commitments or understandings made or, to the knowledge of the directors and officers of Augusta, proposed to be made between HudBay or any of its directors, officers or affiliates and Augusta or any of its directors, officers or affiliates, including any agreement, commitment or understanding pursuant to which a payment or other benefit is proposed to be made or given by way of compensation for loss of office or as to any such person remaining in or retiring from office if the HudBay Offer is successful.  No director or officer of Augusta is a director or officer of HudBay or of any subsidiary of HudBay.

To the knowledge of the directors and officers of Augusta, there are no agreements, commitments or understandings made or proposed to be made between HudBay and any Shareholders of Augusta relating to the HudBay Offer.

INTERESTS OF DIRECTORS AND OFFICERS IN MATERIAL TRANSACTIONS WITH HUDBAY

No director or officer of Augusta or any associate thereof and, to the knowledge of the directors and officers of Augusta after reasonable enquiry, no person or company who owns more than 10% of the Common Shares currently outstanding, has any interest in any material transaction to which HudBay is a party.

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

OTHER TRANSACTIONS

Except as disclosed in this Directors’ Circular, Augusta has not entered into any transaction or agreement in principle, or signed any contract or passed any directors’ resolution in response to the HudBay Offer, nor are there any negotiations in response to the HudBay Offer, which would relate to or would result in: (a) an extraordinary transaction such as a merger or reorganization involving Augusta or any of its subsidiaries; (b) the purchase, sale or transfer of a material portion of assets by Augusta or any of its subsidiaries; (c) a competing take-over bid; (d) a bid by Augusta for its own securities or for those of another issuer; or (e) any material change in the present capitalization of Augusta.

Notwithstanding the foregoing, the Board of Directors may engage in negotiations in response to the HudBay Offer that could have one or more of the effects specified in the preceding paragraph.  In fulfilment of its fiduciary duties to Augusta, the Board of Directors is pursuing and evaluating alternative strategic transactions in order to identify other options that may be in the best interests of Augusta and its Shareholders and which may result in a transaction that is superior to the HudBay Offer.  It is impossible to predict whether any transactions will emerge from these efforts.  The Board of Directors has determined that disclosure with respect to the parties to, and the possible terms of, any strategic transactions or proposals of the type referred to in the preceding paragraph might jeopardize any discussions or negotiations that Augusta may conduct.  Accordingly, Augusta does not intend to disclose the possible terms of any such strategic transaction or proposal until an agreement relating thereto has been reached or as otherwise may be required by law.

MATERIAL CHANGES IN THE AFFAIRS OF AUGUSTA

Except as publicly disclosed or otherwise described in this Directors’ Circular, none of the directors or officers of Augusta is aware of any information that indicates any material change in the affairs or prospects of Augusta since the date of its last published financial statements, being its interim unaudited consolidated financial statements and management’s discussion and analysis for the three months ended September 30, 2013, each of which is available under Augusta’s issuer profile on SEDAR at www.sedar.com.

OTHER INFORMATION

Except as noted below or as otherwise described or disclosed in this Directors’ Circular or otherwise publicly disclosed, none of the directors or officers of Augusta is aware of any other information that would reasonably be expected to affect the decision of the Shareholders to accept or reject the HudBay Offer.

Potential Change of Control Payments Under Red Kite Loan Agreement

The Red Kite Loan Agreement provides that upon any “change of control” in respect of Augusta, Augusta will prepay any amounts outstanding under the loans made pursuant to the Red Kite Loan Agreement, including any accrued interest thereon, within 30 calendar days.  The Red Kite Loan Agreement defines a “change of control” to include, among other things, the acquisition by any person or group of persons acting jointly or in concert, directly or indirectly, of 50% or more of the outstanding Common Shares of Augusta.  As of February 21, 2014, approximately US$107.6 million of indebtedness was outstanding under the loans made pursuant to the Red Kite Loan Agreement.

Change of Control Provisions Under the Convertible Notes

The Convertible Notes each provide that in the event of a “change of control”, Augusta is required to give the holder of the Convertible Note the option to either: (a) convert all or a portion of the principal outstanding under such Convertible Note (including any interest that has or would have accrued thereon until maturity) into Common Shares at the applicable conversion price so that the holder of the Convertible Note can participate in the change of control transaction along with the other Shareholders; or (b) repay all or a portion of the principal outstanding under such Convertible Note (including any interest that has or would have accrued thereon until maturity) at a price equal

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

to 100% of the principal outstanding, plus any accrued and unpaid interest thereon.  The Convertible Notes each define a “change of control” to include, among other things, the acquisition by any person, or group of persons acting jointly or in concert, of voting control or direction of an aggregate over, or securities convertible or exchangeable into, 50% or more of the outstanding Common Shares of Augusta.  If all of the holders of Convertible Notes elected to convert their Convertible Notes in accordance with item (a) above in connection with a change of control transaction, 3,797,552 Common Shares would be issued to such holders.  If all of the holders of Convertible Notes elected to have their Convertible Notes repaid in accordance with item (b) above, the aggregate payment to be made by Augusta to such holders would be approximately $10.23 million as at February 21, 2014.

Shareholder Rights Plan and Issuance of Share Purchase Rights

On April 18, 2013, the Board of Directors adopted the Shareholder Rights Plan and authorised the issue of one SRP Right in respect of each outstanding Common Share to Shareholders of record as at 5:00 p.m. (Vancouver time) on April 30, 2013.  The Shareholder Rights Plan was ratified, confirmed and approved by the Shareholders of Augusta at a special meeting held for such purpose on October 17, 2013.  The Shareholder Rights Plan is intended to ensure, to the extent possible, that all Shareholders and the Board of Directors have adequate time to consider and evaluate any unsolicited take-over bid for the Common Shares, to provide the Board of Directors with adequate time to identify, solicit, develop and negotiate value-enhancing alternatives, as considered appropriate, to any unsolicited take-over bid and encourage the fair treatment of Shareholders in connection with any unsolicited take-over bid. The Shareholder Rights Plan also encourages any potential acquirer to proceed either by way of a Permitted Bid (as such term is defined below), which requires the take-over bid to satisfy certain minimum standards designed to promote fairness, or with the concurrence of the Board of Directors.

The following is a summary of the principal terms of the Shareholder Rights Plan, which summary is qualified in its entirety by reference to the full terms and conditions of the Shareholder Rights Plan.  A copy of the Shareholder Rights Plan is available on Augusta’s issuer profile on SEDAR at www.sedar.com.

Issue of SRP Rights

The Board of Directors authorised the issuance of one SRP Right in respect of each outstanding Common Share as of 5:00 p.m. (Vancouver time) on April 30, 2013.  One SRP Right will also be issued and will attach to each Common Share issued thereafter, subject to the limitations set forth in the Shareholder Rights Plan.

Exercise of SRP Rights

The SRP Rights will separate from the Common Shares to which they are attached and become exercisable at the close of business on the second trading day after the earlier of: (a) the first public announcement or the date that Augusta first becomes aware of facts indicating that a person has acquired beneficial ownership of 15% or more of the Common Shares; (b) the commencement of, or first public announcement of the intent of any person to commence, a take-over bid which would result in such person beneficially owning 15% or more of the Common Shares; (c) the date upon which a Permitted Bid or Competing Permitted Bid (as such term is defined below) ceases to qualify as such; or (d) in the case of (a), (b) and (c) above, such later time as the Board of Directors may determine in its sole discretion (in any such case, the “Separation Time”).  Subject to adjustment as provided in the Shareholder Rights Plan, following the Separation Time, but prior to the occurrence of a Flip-in Event (as such term is defined below), each SRP Right may be exercised to purchase one Common Share at an exercise price of $15.00. The Board of Directors has determined to defer the Separation Time in respect of the HudBay Offer, which is not a Permitted Bid under the Shareholder Rights Plan.

Flip-In Event and Exchange Option

The acquisition by an Acquiring Person (as such term is defined below) of 15% or more of the Common Shares, other than by way of a Permitted Bid or a Competing Permitted Bid, is referred to as a “Flip-in Event”.  Upon the occurrence of a Flip-in Event and following two trading days after the first public announcement or the date that Augusta first becomes aware of facts indicating that a person has become an Acquiring Person, each SRP Right

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

(other than a SRP Right beneficially owned by an Acquiring Person, its affiliates and associates, their respective joint actors and certain transferees) may be exercised to purchase that number of Common Shares which have an aggregate Market Price (as such term is defined in the Shareholder Rights Plan) on the date of the Flip-in Event equal to two times the exercise price of the SRP Rights, subject to adjustment as provided in the Shareholder Rights Plan.  SRP Rights beneficially owned by an Acquiring Person, its affiliates and associates, their respective joint actors and certain transferees will be void.

Impact Once Shareholder Rights Plan is Triggered

By permitting holders of SRP Rights (other than SRP Rights beneficially owned by an Acquiring Person, its affiliates and associates, their respective joint actors and certain transferees) to acquire Common Shares at a discount to the market value, the SRP Rights may cause substantial dilution to a person or group that becomes an Acquiring Person other than by way of a Permitted Bid or a Competing Permitted Bid or other than in circumstances where the SRP Rights are redeemed or the Board of Directors waives the application of the Shareholder Rights Plan.

Certificates and Transferability

Prior to the Separation Time, certificates for Common Shares will also evidence one SRP Right for each Common Share represented by the certificate.  Certificates for Common Shares issued after April 30, 2013 will bear a legend to this effect.

Prior to the Separation Time, SRP Rights will not be transferable separately from the associated Common Shares. From and after the Separation Time, the SRP Rights will be evidenced by SRP Rights certificates which will be transferable and trade separately from the Common Shares.

Permitted Bids and Competing Permitted Bids

The Shareholder Rights Plan will not be triggered by a Permitted Bid or a Competing Permitted Bid.

A “Permitted Bid” is a take-over bid that complies with the following:

(a)                                 the take-over bid must be made by way of a take-over bid circular;

(b)                                 the take-over bid must be made to all Shareholders for all Common Shares held by them;

(c)                                  the take-over bid must be outstanding for at least 60 days and Common Shares tendered pursuant to the take-over bid may not be taken up before the expiry of the 60-day period and if at such time more than 50% of the Common Shares held by the Shareholders, other than the bidder, its associates,  affiliates and persons acting jointly or in concert and certain other persons (collectively, the “Independent Shareholders”), have been tendered to the take-over bid and not withdrawn;

(d)                                 Common Shares may be deposited under the take-over bid any time between the date of the bid and the date Common Shares are taken up and paid for, and any Common Shares deposited under the take-over bid may be withdrawn until taken up and paid for; and

(e)                                  if, on the date on which Common Shares may be taken up and paid for by the bidder, more than 50% of the Common Shares held by the Independent Shareholders have been tendered to the take- over bid, the bidder must make a public announcement to that effect and the take-over bid must remain open for deposits of Common Shares for an additional 10 business days from the date of such public announcement.

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

The Shareholder Rights Plan allows for a “Competing Permitted Bid” to be made while a Permitted Bid or another Competing Permitted Bid is in existence. A Competing Permitted Bid must satisfy all the requirements of a Permitted Bid except for the requirement set out in clause (c) of the preceding paragraph such that it may expire on the same date as the Permitted Bid, subject to the requirement that it remain open until the later of 35 days (or such longer period as prescribed by the Securities Act (British Columbia)) after the date the Competing Permitted Bid was made and 60 days after the earliest date on which a Permitted Bid or other Competing Permitted Bid then in existence was made.

Acquiring Person

In general, an Acquiring Person is a person who beneficially owns 15% or more of the outstanding Common Shares. Excluded from the definition of “Acquiring Person” are Augusta and its subsidiaries, and any person who becomes the beneficial owner of 15% or more of the outstanding Common Shares as a result of one or more or any combination of an acquisition or redemptions by Augusta of Common Shares, a Permitted Bid Acquisition, an Exempt Acquisition, a Convertible Security Acquisition and a Pro Rata Acquisition (as each such term is defined in the Shareholder Rights Plan).  Additionally, the Shareholder Rights Plan provides that a person (a “Grandfathered Person”) who was the beneficial owner of 15% or more of the outstanding Common Shares as at 5:00 p.m. (Vancouver time) on April 30, 2013 shall not be an Acquiring Person unless that person becomes the beneficial owner of any additional Common Shares thereafter.

Waiver

The Board of Directors may at any time waive the application of the Shareholder Rights Plan to a Flip-in Event that may occur by reason of a person becoming an Acquiring Person by inadvertence and without any intention to become, or knowledge that it would become, an Acquiring Person; provided, however, that such Acquiring Person has reduced its beneficial ownership of Common Shares such that at the time of the granting of the waiver, it is no longer an Acquiring Person.

The Board of Directors may also, upon written notice to the SRP Rights Agent, waive the application of the Shareholder Rights Plan to a Flip-in Event (whether prior to or after the occurrence of such Flip-in Event) that has occurred or would occur by reason of a take-over bid made by means of a take-over bid circular sent to all Shareholders.  However, if the Board of Directors waives the application of the Shareholder Rights Plan to such Flip-in Event, the Board of Directors shall be deemed to have waived the application of the Shareholder Rights Plan in respect of any other Flip-in Event occurring by reason of any take-over bid made prior to the expiry, termination or withdrawal of a bid for which a waiver is, or is deemed to have been, granted.

In addition, upon written notice to the SRP Rights Agent, the Board of Directors may waive the application of the Shareholder Rights Plan to a Flip-in Event (whether prior to or after the occurrence of such Flip-in Event) that has occurred or would occur by reason of an acquisition of Common Shares otherwise than by reason of a person becoming an Acquiring Person by inadvertence and without any intention to become, or knowledge that it would become, an Acquiring Person or pursuant to a take-over bid made by means of a take-over bid circular sent to Shareholders.

Redemption of Rights

The SRP Rights may be redeemed by the Board of Directors at a redemption price of $0.00001 per SRP Right at any time prior to the occurrence of a Flip-in Event without the prior approval of Shareholders or holders of SRP Rights. However, the Board of Directors will be deemed to have elected to redeem the SRP Rights in the event of the successful completion of a Permitted Bid, Competing Permitted Bid or a bid for which the Separation Time has occurred and the Board of Directors has waived the operation of the Shareholder Rights Plan.

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

Amendment

The Board of Directors may at any time amend the Shareholder Rights Plan without the prior approval of Shareholders or holders of SRP Rights in order to make any changes that the Board of Directors may deem necessary or advisable.

Term

The Shareholder Rights Plan came into effect at 8:00 a.m. (Toronto time) on April 19, 2013 and will continue in force up to the end of the Augusta’s 2016 annual meeting of Shareholders.

LEGAL MATTERS

Certain Canadian legal matters relating to this Directors’ Circular have been reviewed by Davies Ward Phillips & Vineberg LLP, legal counsel to Augusta.  Certain United States legal matters relating to the Directors’ Circular have been reviewed by Cravath, Swaine & Moore LLP, United States legal counsel to Augusta.

STATUTORY RIGHTS

Securities legislation in the provinces and territories of Canada provides security holders of Augusta with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to those security holders. However,  such rights must be exercised within prescribed time limits.  Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

APPROVAL OF DIRECTORS’ CIRCULAR

The contents of this Directors’ Circular have been approved by the Board of Directors and the delivery of this Directors’ Circular has been authorized by the Board of Directors.

REJECT THE HUDBAY OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the HudBay Offer, you can withdraw your Common Shares by contacting your broker or Laurel Hill, North America Toll-Free at 1-877-452-7184, or Bank and Brokers and collect calls outside North America at 416-304-0211 or via email at assistance@laurelhill.com.

CONSENT OF SCOTIA CAPITAL INC.

To the Board of Directors of Augusta Resource Corporation (the “Company”)

We refer to the opinion dated February 23, 2014 (the “Opinion”) that we prepared for the Board of Directors of the Company in connection with the unsolicited take-over bid from HudBay Minerals Inc.  We hereby consent to the inclusion of the Opinion as a schedule to the Directors’ Circular of the Company dated February 24, 2014 (the “Circular”), as well as the summary of the Opinion and the references to our firm name contained in the Circular. In providing this consent, we do not intend that any person other than the Board of Directors of the Company will be relying on the Opinion.

DATED at Toronto, Ontario, Canada this 24th day of February, 2014.

(Signed) Scotia Capital Inc.
Scotia Capital Inc.

CONSENT OF TD SECURITIES INC.

To the Board of Directors of Augusta Resource Corporation (the “Company”)

We refer to the opinion dated February 23, 2014 (the “Opinion”) that we prepared for the Board of Directors of the Company in connection with the unsolicited take-over bid from HudBay Minerals Inc.  We hereby consent to the inclusion of the Opinion as a schedule to the Directors’ Circular of the Company dated February 24, 2014 (the “Circular”), as well as the summary of the Opinion and the references to our firm name contained in the Circular. In providing this consent, we do not intend that any person other than the Board of Directors of the Company will be relying on the Opinion.

DATED at Toronto, Ontario, Canada this 24th day of February, 2014.

(Signed) TD Securities Inc.
TD Securities Inc.

CONSENT OF DAVIES WARD PHILLIPS & VINEBERG LLP

To the Board of Directors of Augusta Resource Corporation. (the “Company”)

We hereby consent to the references in the Directors’ Circular of the Company dated February 24, 2014 to our firm name.

DATED at Toronto, Ontario, Canada this 24th day of February, 2014.

(Signed) Davies Ward Phillips & Vineberg LLP
DAVIES WARD PHILLIPS & VINEBERG LLP

CONSENT OF CRAVATH, SWAINE & MOORE LLP

To the Board of Directors of Augusta Resource Corporation (the “Company”)

We hereby consent to the references in the Directors’ Circular of the Company dated February 24, 2014 (the “Circular”) to our firm name.

DATED at Toronto, Ontario, Canada this 24th day of February, 2014.

(Signed) Cravath, Swaine & Moore LLP
Cravath, Swaine & Moore LLP

CERTIFICATE

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

DATED: February 24th, 2014

On behalf of the Board of Directors of Augusta Resource Corporation

(Signed) Gilmour Clausen	(Signed) Richard W. Warke
Gilmour Clausen	Richard W. Warke

APPENDIX “A”

OPINION OF SCOTIA CAPITAL INC.

Scotia Capital Inc.

40 King Street West, 66th floor

Box 4085, Station “A”

Toronto, Ontario

Canada M5W 2X6

February 23, 2014

The Board of Directors

Augusta Resource Corporation

#555-999 Canada Place

Vancouver, BC, V6C 3E1

To the Board of Directors:

Scotia Capital Inc. (“Scotia Capital”) understands that HudBay Minerals Inc. (“Hudbay” or the “Offeror”) has commenced an offer (the “Offer”) to purchase all of the issued and outstanding common shares (the “Shares”) of Augusta Resource Corporation (“Augusta”) that it does not currently own on the basis of 0.315 of a common share of Hudbay for each Share, upon the terms and subject to the conditions set forth in the offer to purchase contained in the take-over bid circular (the “Circular”) of the Offeror dated February 10, 2014, and the related Letter of Transmittal and Notice of Guaranteed Delivery (together with the Circular, the “Offer Documents”).

You have asked for our opinion (the “Opinion”) as to whether the consideration offered pursuant to the Offer is adequate, from a financial point of view, to the holders of the Shares, other than Hudbay and its affiliates.

Scotia Capital was engaged as financial advisor to the board of directors (the “Board”) of Augusta in connection with the Offer and will receive a fee for its services, including delivery of this Opinion.  Other than 1832 Asset Management L.P., neither Scotia Capital nor any of its affiliates, is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) of Augusta or Hudbay or any of their respective associates or affiliates. Subject to the following, there are no understandings, agreements or commitments between Scotia Capital and Augusta, Hudbay or any of their respective associates or affiliates with respect to any future business dealings.  Scotia Capital is currently a lender to Hudbay and has in the past provided and may in the future provide, in the ordinary course of business, traditional banking, financial advisory or investment banking services to Augusta, Hudbay or any of their respective associates or affiliates.

Scotia Capital acts as a trader and dealer, both as principal and agent, in the financial markets in Canada, the United States and elsewhere and, as such, it and Scotiabank, may have had and may have positions in the securities of Augusta, Hudbay or any of their respective associates or affiliates from time to time and may have executed or may execute transactions on behalf of such companies or clients for which it receives compensation.  As an investment dealer, Scotia Capital conducts research on securities and may, in the ordinary course of business, provide research reports and investment advice to its clients on investment matters, including with respect to Augusta, Hudbay or any of their respective associates or affiliates, or with respect to the Offer.

In arriving at our Opinion, Scotia Capital has, among other things: (i) reviewed certain publicly available business and historical financial information relating to Augusta and Hudbay; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of Augusta that were provided to us by Augusta and not publicly available, including financial forecasts and estimates prepared by management of Augusta; (iii) conducted discussions with members of the senior management of Augusta concerning the business and financial prospects of Augusta; (iv) conducted discussions with Augusta’s legal counsel; (v) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (vi) compared the financial terms of the Offer with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vii) reviewed current and historical market prices of the common shares of Augusta and common shares of Hudbay; (viii) reviewed the Offer Documents; (ix) reviewed a draft of the Directors’ Circular of Augusta, dated February 23, 2014, relating to the Offer; (x) taken into consideration that Augusta is conducting a process to investigate all potential strategic alternatives that may enhance shareholder value; and (xi) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information reviewed by us for the purpose of this Opinion and have, with your consent, relied on such information being complete and accurate in all material respects or, in the case of forecasts, projections and estimates of Augusta, relied on such information having been prepared using the assumptions identified therein, which assumptions were at the time of preparation reasonable in the circumstances.    In  addition,  with  your  consent,  we  have  not  made  any  independent  evaluation  or appraisal of any of the assets or liabilities (contingent or otherwise) of Augusta or its subsidiaries, nor have we been furnished with any such evaluation or appraisal. We have not prepared a formal valuation of Augusta and have not been engaged to review any legal, tax or accounting aspects of the Offer.  With respect to the financial forecasts and estimates, we have assumed, at your direction, that they have been reasonably  prepared  on  a  basis  reflecting  the  best  currently  available  estimates  and  judgments  of Augusta management as to the future performance of Augusta.

Senior officers of Augusta have represented to us in a certificate dated as of the date hereof, among other things, that (i) the information and data, other than forecasts, projections and estimates (the “Information”) provided to us by or on behalf of Augusta in respect of Augusta and its subsidiaries or affiliates in connection with the Offer was, at the date such Information was prepared, true, complete and accurate in all material respects, and did not contain any untrue statement of a material fact and did not omit  to  state  a  material  fact  necessary  to  make  the  Information  not  misleading  in  the  light  of circumstances in which it was presented and that (ii) there have been no changes in any material facts or new material facts since the dates of the Information which have not been disclosed to us or updated by more current information not provided to us which would have or which would reasonably be expected to have a material effect on the Opinion.

Our Opinion is necessarily based on financial, monetary, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.  Events occurring after the date hereof may affect this Opinion and the assumptions used in preparing it.   We do not assume any obligation to update, revise or reaffirm this Opinion and we expressly disclaim any such obligation. Additionally, we do not express any opinion as to the prices at which the Shares will trade at any time.

Our Opinion is solely for the use and benefit of the Board, and may not be relied upon by any other person, or for any other purpose or published without the prior written consent of Scotia Capital, provided that this Opinion may be included in the Directors’ Circular of Augusta responding to the Offer.   Our Opinion does not address the relative merits of the Offer as compared to other business strategies or transactions that might be available to Augusta or in which Augusta might engage. Our Opinion does not constitute a recommendation as to whether or not any holder of the Shares should tender to the Offer. Our Opinion has been approved by an opinion committee of Scotia Capital.

Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion that, as of the date hereof, the consideration offered pursuant to the Offer is inadequate, from a financial point of view, to the holders of the Shares other than HudBay and its affiliates.

Yours very truly,

(Signed) Scotia Capital Inc.

SCOTIA CAPITAL INC.

APPENDIX “B”

OPINION OF TD SECURITIES INC.

TD Securities Inc.
TD Tower
66 Wellington Street West, 9th Floor
Toronto, Ontario M5K 1A2

February 23, 2014

The Board of Directors

Augusta Resource Corporation

#555-999 Canada Place

Vancouver, BC, V6C 3E1

To the Board of Directors:

TD Securities Inc. (“TD Securities”) understands that HudBay Minerals Inc. (“HudBay”) has made an unsolicited offer (the “Offer”) to acquire all of the issued and outstanding common shares (the “Augusta Shares”) of Augusta Resource Corporation (“Augusta”) which HudBay and its affiliates do not already own for consideration of 0.315 common shares of HudBay per Augusta Share (the “Consideration”). The description above is summary in nature.  The specific terms and conditions of the Offer are described in HudBay’s offer to purchase and take-over bid circular dated February 10, 2014 (the “HudBay Circular”).

ENGAGEMENT OF TD SECURITIES

TD  Securities  was  engaged  by  the  Board  of  Directors  of  Augusta  (the  “Board”)  pursuant  to  an engagement agreement dated February 12, 2014 (the “Engagement Agreement”) to assist the Board in its analysis and consideration of the Offer and the response of the Board thereto and, if requested, to prepare and deliver to the Board an opinion (the “Opinion”) as to the adequacy of the Consideration offered to holders of Augusta Shares (“Augusta Shareholders”) pursuant to the Offer, from a financial point of view, to the Augusta Shareholders other than HudBay and its affiliates.

The terms of the Engagement Agreement provide that TD Securities will receive a fee for its services, a portion of which is payable on delivery of the Opinion and a portion of which is contingent on a change of control of Augusta or certain other events, and is to be reimbursed for its reasonable out-of-pocket expenses.   Furthermore, Augusta has agreed to indemnify, among others, TD Securities in certain circumstances, against certain expenses, losses, claims, actions, suits, proceedings, damages and liabilities which may arise directly or indirectly from services performed by TD Securities in connection with the Engagement Agreement.

Subject to the terms of the Engagement Agreement, TD Securities consents to the inclusion in the directors’ circular of Augusta regarding the Offer (the “Directors’ Circular”) of the Opinion, together with a summary thereof, in a form acceptable to TD Securities, and to the filing thereof by Augusta with the applicable Canadian securities regulatory authorities.

CREDENTIALS OF TD SECURITIES

TD Securities is a Canadian investment banking firm with operations in a broad range of investment banking activities, including corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading, investment management and investment research.  TD Securities has participated in a significant number of transactions involving public and private companies and has extensive experience in preparing fairness and adequacy opinions.

The Opinion represents the opinion of TD Securities and its form and content have been approved by a committee of senior investment banking professionals of TD Securities, each of whom is experienced in merger, acquisition, divestiture, valuation, fairness and adequacy opinion matters.

RELATIONSHIP WITH INTERESTED PARTIES

Neither TD Securities nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario) (the “Securities Act”)) of Augusta or HudBay or any of their respective associates or affiliates (collectively, the “Interested Parties”). Neither TD Securities nor any of its affiliates is an advisor to any of the Interested Parties with respect to the Offer other than to Augusta pursuant to the Engagement Agreement.

TD  Securities  and  its  affiliates  have  not  been  engaged  to  provide  any  financial  advisory  services involving Augusta or any other Interested Party, have not acted as an underwriter for Augusta on any offering of equity or debt or had a material financial interest in any transaction involving Augusta during the 24-months preceding the date on which TD Securities was first contacted in respect of the Opinion. TD Securities has participated in various securities offerings for HudBay during the 24-months preceding the date on which TD Securities was first contacted in respect of the Opinion.  The Toronto-Dominion Bank (the parent company of TD Securities) is a lender to HudBay.

TD Securities acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have and may in the future have positions in the securities of any Interested Party, and, from time to time, may have executed or may execute transactions on behalf of any Interested Party or other clients for which it may have received or may receive compensation.  As an investment dealer, TD Securities conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including matters with respect to the Offer, Augusta or any other Interested Party.

The  fees  paid  to  TD  Securities  in  connection  with  the  Engagement  Agreement  in  respect  of  the conclusions reached in the Opinion are not financially material to TD Securities.  No understandings or agreements exist between TD Securities and Augusta or any other Interested Party with respect to future financial advisory or investment banking business, except that, pursuant to the Engagement Agreement, TD Securities has been granted a right to act as an investment dealer for Augusta in respect of a future offering of equity in certain circumstances.  TD Securities may in the future, in the ordinary course of its business, perform financial advisory or investment banking services for Augusta, or any other Interested Party. Toronto-Dominion Bank (the parent company of TD Securities) through one or more affiliates, may in the ordinary course of its business, provide banking services to Augusta, or any other Interested Party.

SCOPE OF REVIEW

In  connection  with  the  Opinion,  TD  Securities  reviewed  and  relied  upon  (without  attempting  to independently verify the completeness or accuracy of) or carried out, among other things, the following:

1.              the HudBay Circular;

2.              draft of the Directors’ Circular dated February 22, 2014;

3.              audited financial statements of Augusta and management’s discussion and analysis related thereto for the fiscal years ended December 31, 2011 and 2012 and audited financial statements of HudBay and management’s discussion and analysis related thereto for the fiscal years ended December 31, 2011, 2012 and 2013;

4.              draft financial statements of Augusta for the fiscal year ended December 31, 2013;

5.              quarterly interim reports of Augusta including the unaudited financial statements and management’s discussion and analysis related thereto, for each of the three month periods ended March 31, June 30 and September 30, 2013;

6.              annual information forms of Augusta dated March 25, 2013, March 19, 2012, and March 29, 2011 and annual information forms of HudBay dated March 27, 2013, March 30, 2012 and March 29, 2011;

7.              Notice of Special Meeting of Augusta Shareholders and Management Proxy Circular dated September 16, 2013 for the Special Meeting of Augusta Shareholders held on October 17, 2013;

8.              Notice of Annual General and Special Meeting of Augusta Shareholders and Management Proxy Circular dated May 17, 2013 for the Annual General and Special Meeting of Augusta Shareholders held on June 20, 2013;

9.              National Instrument 43-101 Technical Report Updated Feasibility Study for the Rosemont Copper Project dated August 28, 2012;

10.       Augusta’s Shareholder Rights Plan Agreement dated April 18, 2013;

11.       Augusta management’s operating and financial model for the Rosemont Copper Project;

12.       Augusta management’s forecast of certain balance sheet items as at June 30, 2014;

13.       non-public documents relating to Augusta including operating plans, general and administrative expenses and other relevant information;

14.       various documents containing corporate and asset specific information of Augusta, including financial analysis, permitting, legal, environmental and lease information;

15.       agreements of Augusta in place with joint venture partners, offtake partners and stream financing counterparties;

16.       various research publications prepared by equity research analysts regarding Augusta, HudBay and other selected public entities considered relevant;

17.       public information relating to the business, operations, financial performance and trading history of Augusta, HudBay and other selected public entities considered relevant;

18.       public information with respect to other mining transactions of a comparable nature considered relevant;

19.       discussions with senior management of Augusta with respect to various risks involved in getting to production (including permitting and construction risks), Augusta’s long term prospects and other issues and matters deemed relevant by TD Securities;

20.       discussions with members of the Board;

21.       discussions with legal counsel to Augusta, with respect to various legal matters relating to Augusta and other matters considered relevant; and

22.       other financial, legal and operating information and materials assembled by Augusta management and such other corporate, industry, and financial market information, investigations and analyses as TD Securities considered necessary or appropriate in the circumstances.

TD Securities has not, to the best of its knowledge, been denied access by Augusta to any information requested by TD Securities. TD Securities did not meet with the auditors of Augusta and has assumed the accuracy and fair presentation of, and relied upon, the consolidated financial statements of Augusta and the reports of the auditors thereon.

PRIOR VALUATIONS

Augusta has represented to TD Securities that, among other things, it has no knowledge of any prior valuations or appraisals relating to Augusta or any affiliate or any of their respective material assets or material liabilities made in the preceding 24 months and in the possession or control of Augusta other than those which have been provided to TD Securities or, in the case of valuations or appraisals known to Augusta which it does not have within its possession or control, notice of which has not been given to TD Securities.

ASSUMPTIONS AND LIMITATIONS

With the Board’s acknowledgement and agreement as provided for in the Engagement Agreement, TD Securities has relied upon the accuracy, completeness and fair presentation of all data and information filed by Augusta with securities regulatory or similar authorities (including on the System for Electronic Document Analysis and Retrieval (“SEDAR”)) or provided to it by Augusta and its personnel, advisors, or otherwise, including the certificate identified below (collectively, the “Information”).  The Opinion is conditional upon such accuracy, completeness and fair presentation.   Subject to the exercise of professional judgment, and except as expressly described herein, TD Securities has not attempted to verify independently the accuracy, completeness or fair presentation of any of the Information.

With respect to the budgets, forecasts, projections or estimates provided to TD Securities and used in its analyses, TD Securities notes that projecting future results is inherently subject to uncertainty.  TD Securities has assumed, however, that such budgets, forecasts, projections and estimates were prepared using the assumptions identified therein and on bases reflecting the best currently available estimates and judgements of Augusta management as to the matters covered thereby and which, in the opinion of Augusta, are (or were at the time of preparation and continue to be) reasonable in the circumstances.  TD Securities expresses no independent view as to the reasonableness of such budgets, forecasts, projections and estimates or the assumptions on which they are based.

Senior officers of Augusta have represented to TD Securities in a certificate dated February 23, 2014, among other things, that (i) Augusta has no information or knowledge of any facts public or otherwise not specifically provided to TD Securities relating to Augusta which would reasonably be expected to affect materially the  Opinion; (ii)  with  the  exception of  forecasts, projections or  estimates referred to in subparagraph (iv) below, the Information as filed under Augusta’s profile on SEDAR and/or provided to TD Securities by or on behalf of Augusta or its representatives in respect of Augusta and its subsidiaries in connection with the Offer is or, in the case of historical Information was, at the date of preparation, true, complete and accurate in all material respects and did not and does not contain any untrue statement of a material fact and does not omit to state a material fact necessary to make the Information not misleading in the light of circumstances in which it was presented; (iii) to the extent that any of the Information identified in subparagraph (ii) above is historical, there have been no changes in any material facts or new material facts since the respective dates thereof which have not been disclosed to TD Securities or updated by more current information not provided to TD Securities by Augusta which would have or which would reasonably be expected to have a material effect on the Opinion and there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Augusta and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Opinion; (iv) any portions of the Information provided to TD Securities (or filed on SEDAR) which constitute forecasts, projections or estimates were prepared using the assumptions identified therein, which, in the reasonable opinion of Augusta, are (or were at the time of preparation and continue to be) reasonable in the circumstances; (v) there have been no valuations or appraisals relating to Augusta or any of its subsidiaries or any of their respective material assets or liabilities made in the preceding 24 months and in the possession or control of Augusta other than those which have been provided to TD Securities; (vi) there have been no verbal or written offers or serious negotiations for or transactions involving any material property of Augusta or any of its subsidiaries during the preceding 24 months which have not been disclosed to TD Securities.  For the purposes of paragraphs (v) and (vi), “material assets, “material liabilities” and “material property” shall include assets, liabilities and property of Augusta or its subsidiaries having a gross value greater than or equal to $5,000,000; (vii) since the dates on which the Information was provided to TD Securities, no material transaction has been entered into by Augusta or any of its subsidiaries; (viii) other than as disclosed in the Information, neither Augusta nor any of its subsidiaries has any material contingent liabilities and there are no actions, suits, claims, proceedings, investigations or inquiries pending or threatened against or affecting Augusta or any of its subsidiaries at law or in equity or before or by any federal, national, provincial, state, municipal or other governmental department, commission, bureau, board, agency or instrumentality which may, in any way, materially adversely affect Augusta or its subsidiaries; (ix) there are no agreements, undertakings, commitments or understanding (whether written or oral, formal or informal) relating to the Offer, except as have been disclosed to TD Securities; (x) the contents of any and all documents prepared in connection with the Offer by Augusta for filing with regulatory authorities or delivery or communication to securityholders of Augusta (collectively, the “Disclosure Documents”) have been, are and will be true, complete and correct in all material respects and have not and will not contain any misrepresentation (as defined in the Securities Act (Ontario)) and the Disclosure Documents have complied, comply and will comply with all requirements under applicable laws; and (xi) there is no plan or proposal of Augusta for any material change (as defined in the Securities Act (Ontario)) in the affairs of Augusta which have not been disclosed to TD Securities.

In preparing the Opinion, TD Securities has made several assumptions, including that all final or executed versions of documents will conform in all material respects to the drafts provided to TD Securities, all conditions precedent to be satisfied to complete the Offer can be satisfied, that all approvals, authorizations, consents, permissions, exemptions or orders of relevant regulatory authorities required in respect of or in connection with the Offer will be obtained, without adverse condition or qualification, that all steps or procedures being followed to implement the Offer are valid and effective, that all required documents (including the Directors’ Circular, substantially identical in all material respects to the draft dated February 22, 2014) will be distributed to the Augusta Shareholders in accordance with applicable laws, and that the disclosure in such documents will be accurate in all material respects and will comply, in all material respects, with the requirements of all applicable laws. In its analysis in connection with the preparation of the Opinion, TD Securities made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of TD Securities or Augusta.

The Opinion has been provided for the use of the Board and is not intended to be, and does not constitute, a recommendation that Augusta Shareholders tender or not tender their Augusta Shares to the Offer.  The Opinion must not be used by any other person or relied upon by any other person other than the Board without the express prior written consent of TD Securities. The Opinion does not address the relative merits of the Offer as compared to other transactions or business strategies that might be available to Augusta.  In considering the adequacy of the Consideration offered to Augusta Shareholders pursuant to the Offer, from a financial point of view, TD Securities considered the Offer from the perspective of Augusta Shareholders generally (other than HudBay and its affiliates) and did not consider the specific circumstances of any particular Augusta Shareholder, including with regard to income tax considerations. The Opinion is rendered as of February 23, 2014, on the basis of securities markets, economic and general business and financial conditions prevailing on that date and the condition and prospects, financial and otherwise, of Augusta and its subsidiaries as they were reflected in the Information provided to TD Securities.  Any changes therein may affect the Opinion and, although TD Securities reserves the right to change or withdraw the Opinion in such event, it disclaims any undertaking or obligation to advise any person of any such change that may come to its attention, or to update, change or withdraw the Opinion after such date.   TD Securities has not undertaken an independent evaluation, appraisal or physical inspection of any assets or liabilities of Augusta or its subsidiaries. TD Securities is not an expert on, and did not render advice to Augusta regarding, and assumes no and disclaims all liability and obligation in respect of, legal, accounting, regulatory, permitting or tax matters.

The preparation of an opinion is a complex process and is not necessarily amenable to partial analysis or summary description.  TD Securities believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create an incomplete view of the process underlying the Opinion.  Accordingly, the Opinion should be read in its entirety.

CONCLUSION

Based upon and subject to the foregoing and such other matters that TD Securities considered relevant, TD Securities is of the opinion that, as of February 23, 2014, the Consideration offered to the Augusta Shareholders pursuant to the Offer is inadequate, from a financial point of view, to the Augusta Shareholders other than HudBay and its affiliates.

Yours very truly,

(Signed) TD Securities Inc.

TD SECURITIES INC.

APPENDIX “C”

GLOSSARY OF TERMS

In this Directors’ Circular, the following terms shall have the meanings set forth below and grammatical variations thereof will have the corresponding meanings, unless the subject matter or context is inconsistent therewith or such terms are otherwise defined in the Directors’ Circular.  Words importing the singular include the plural and vice versa and words importing any gender include all genders.

“Acquiring Person” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Other Information — Shareholder Rights Plan and Issuances of Share Purchase Rights”;

“Advisory Services” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Financial Advisors and Opinions”;

“affiliate” has the meaning ascribed to that term in the Securities Act (Ontario), as amended, supplemented or replaced from time to time;

“Annual Information Form” means the annual information form of Augusta for the fiscal year ended December 31, 2012 dated March 25, 2013, filed with certain Canadian provincial securities regulatory authorities;

“Army Corps” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Reasons For Rejection - Major Permitting Nearing Completion”;

“associate” has the meaning ascribed to that term in the Securities Act (Ontario), as amended, supplemented or replaced from time to time;

“Augusta” or the “Company” means Augusta Resource Corporation, a corporation existing under the laws of Canada;

“Board” or “Board of Directors” means the board of directors of Augusta;

“Common Shares” means all of the issued and outstanding common shares in the capital of Augusta, including all Common Shares that become issued and outstanding prior to the Expiry Time upon the exercise, exchange or conversion of any outstanding Options, Warrants, or other Convertible Securities or other rights (other than SRP Rights) that are exercisable or exchangeable for or convertible into Common Shares together with the associated SRP Rights, and “Common Share” means any one common share of Augusta and the associated SRP Right;

“Competing Permitted Bid” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Other Information – Shareholder Rights Plan and Issuances of Share Purchase Rights”;

“Convertible Notes” means the unsecured convertible notes issued by Augusta from time to time pursuant to the Note Purchase Agreement.  The Convertible Notes mature on September 3, 2018, bear interest at a rate of 7% per annum, payable semi-annually, and have a conversion price equal to a premium of 30% of the volume weighted average trading price of the  Common Shares on the TSX for the five trading days ending the last business day prior to the issuance thereof;

“Convertible Securities” means any securities of Augusta that are convertible into or exchangeable or exercisable for Common Shares, including the Options, the Convertible Notes and the Warrants;

“Davies” means Davies Ward Phillips & Vineberg LLP, counsel to Augusta;

“Directors’ Circular” means this directors’ circular of Augusta;

“Draft ROD” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Reasons For Rejection - Major Permitting Nearing Completion”;

“Expiry Time” means 5:00 p.m. (Toronto time) on March 19, 2014, or any subsequent time and date set out in any notice of HudBay as provided in Section 5 of the HudBay Offer and Circular, “Extension, Variation or Change in the Offer”;

“Final EIS” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Reasons For Rejection - Major Permitting Nearing Completion”;

“Financial Advisors” means Scotiabank and TD Securities, the financial advisors to the Board of Directors;

“Flip-in Event” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Other Information – Shareholder Rights Plan and Issuances of Share Purchase Rights”;

“Grandfathered Person” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Other Information – Shareholder Rights Plan and Issuances of Share Purchase Rights”;

“HudBay” or the “Offeror” means HudBay Minerals Inc., a corporation existing under the laws of Canada, and the offeror under the HudBay Offer;

“HudBay Offer” or “Offer” means the offer to purchase, for consideration of 0.315 of a HudBay Share per Common Share, all of the issued and outstanding Common Shares, other than any Common Shares held directly or indirectly by HudBay and its affiliates, including any Common Shares that may become issued and outstanding after February 10, 2014 upon the exercise, exchange or conversion of any Convertible Securities, together with the associated SRP Rights issued under the Shareholder Rights Plan, upon the terms and subject to the conditions set forth in the HudBay Offer and Circular;

“HudBay Offer and Circular” means the Offer and the accompanying take-over bid circular of HudBay dated February 10, 2014;

“HudBay Shares” means the common shares in the capital of HudBay;

“Independent Shareholders” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Other Information – Shareholder Rights Plan and Issuances of Share Purchase Rights”;

“Information Agent” or “Laurel Hill” means Laurel Hill Advisory Group, the information agent retained by Augusta in connection with the HudBay Offer;

“Korea Resources” means Korea Resources Corporation;

“LG International” means LG International Corp.;

“Mandate Letter” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Reasons For Rejection - Financing on Track”;

“MLAs” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Reasons For Rejection - Financing on Track”;

“Norsemont” means Norsemont Mining Inc.;

“Note Purchase Agreement” means the note purchase agreement dated as of August 14, 2013 by and among Augusta, Richard W. Warke and Kestel Holdings Ltd., pursuant to which Augusta issued the Convertible Notes;

“Optionee” has the meaning ascribed to that term in the section of this Director’s Circular entitled “Arrangements Between Augusta and its Directors and Officers – Stock Option Plan”;

“Options” means any options to acquire Common Shares granted pursuant to the Stock Option Plan;

“Permitted Bid” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Other Information – Shareholder Rights Plan and Issuances of Share Purchase Rights”;

“P/NAV” means price to net asset value;

“Red Kite” means RK Mine Finance Trust I, formerly Red Kite Explorer Trust, the lender under the Red Kite Loan Agreement;

“Red Kite Loan Agreement” mean the loan agreement dated as of April 21, 2010, as amended and restated as of April 17, 2012, September 12, 2012, September 27, 2012 and December 16, 2013, between Augusta and Red Kite, pursuant to which Red Kite made certain loan facilities in the aggregate principal amount of US$109 million available to Augusta;

“Restricted Shares” means restricted Common Shares issued pursuant to the RSU/RS Plan;

“Rosemont 2012 Feasibility Study” means the updated feasibility study entitled “Rosemont Copper Project: Form 43-101 Technical Report” dated August 28, 2012, prepared for Augusta by M3 Engineering & Technology Corporation;

“Rosemont Copper” means Rosemont Copper Company, a wholly-owned subsidiary of Augusta;

“Rosemont Project” or “Rosemont” means the property consisting of approximately 30,000 acres (12,140 hectares) of patented and unpatented claims and fee land and surface grazing leases owned by Augusta.  The Rosemont Project is located in Pima County, Arizona on the northeastern flank of the Santa Rita Mountains approximately 50 kilometers southeast of the city of Tucson, Arizona near a number of large porphyry type producing copper mines operated by Freeport-McMoRan Copper & Gold Inc. and ASARCO LLC.  The Rosemont Project contains an open- pit mineable copper/molybdenum/silver skarn deposit, as well as other exploration targets and is expected to be one of the largest copper mines in the United States;

“RSU/RS Plan” means the amended and restated restricted share unit and restricted share plan of Augusta dated as of June 11, 2009, as amended and restated as of June 12, 2012, and as the same may be further amended, restated, supplemented or otherwise modified from time to time;

“RSUs” means a bookkeeping entry, denominated in Common Shares, credit to the account of participants under the RSU/RS Plan in respect of any restricted share units of Augusta issued to them in accordance with the RSU/RS Plan;

“Scotiabank” means Scotia Capital Inc.;

“SEC” means the U.S. Securities and Exchange Commission;

“SEDAR” means the Systems for Electronic Document Analysis and Retrieval maintained by the Canadian Securities Administrators;

“Separation Time” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Other Information – Shareholder Rights Plan and Issuances of Share Purchase Rights”;

“Shareholder Rights Plan” means the shareholder rights plan agreement dated as of April 18, 2013 between Augusta and the SRP Rights Agent, as the same may be amended, restated supplemented or otherwise modified from time to time;

“Shareholders” means, collectively, the holders of Common Shares and “Shareholder” means one of them;

“Silver Wheaton” means Silver Wheaton Corporation;

“SRP Rights” means the rights issued pursuant to the Shareholder Rights Plan;

“SRP Rights Agent” Computershare Investor Services Inc., in its capacity as the rights agent under the Shareholder Rights Plan;

“Stock Option Plan” means the stock option plan of Augusta dated as of May 3, 2004, as amended and restated as of June 1, 2007, June 11, 2009 and June 12, 2012, and as the same may be further amended, restated, supplemented or otherwise modified from time to time;

“TD Securities” means TD Securities Inc.;

“TSX” means the Toronto Stock Exchange;

“United Copper & Moly “ means United Copper and Moly LLC; and

“Warrants” means any warrants to acquire Common Shares.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO

THE INFORMATION AGENT:

NORTH AMERICAN TOLL-FREE

1-877-452-7184

E-MAIL: assistance@laurelhill.com

Banks and Brokers

and collect calls outside North America please call 416-304-0211